Exhibit 10.1

 Execution Version

 Exploration Alliance Agreement

dated

May 7, 2024

Between

BHP MINERAL RESOURCES INC.

and

IVANHOE ELECTRIC INC.

and

SAND HILL EXPLORATION INC.

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Table of Contents

1. DEFINITIONS AND INTERPRETATION		3
1.1	Definitions	3
1.2	Interpretation	16
2. AREAS OF INTEREST		17
2.1	Formation of Alliance in Areas of Interest	17
2.2	New or Enlarged Areas of Interest	17
2.3	Excluded Property	18
2.4	Formation of Areas of Interest LLCs	19
3. ALLIANCE ACTIVITIES		20
3.1	Project Phases	20
3.2	Typhoon System and CGI	20
3.3	Other Business Activities and Non-Competition	20
3.4	Sharing of Exploration Data and Records	21
4. ALLIANCE PROPERTIES		21
4.1	Pre-Existing Rights	21
4.2	Acquisition of Rights in the Areas of Interest	22
5. PROJECT GENERATION PHASE		24
5.1	Term	24
5.2	Main Objectives of Project Generation Phase	24
5.3	Work Programs and Budgets	25
5.4	Project Generation Phase Funding	26
6. JOINT VENTURE PHASE		27
6.1	Approval as Joint Venture Project	27
6.2	Declining to Enter Into Joint Venture and Dealing with Excluded Property	28
6.3	Conversion of an Area of Interest LLC to a Joint Venture LLC	29
6.4	Main Objective of Joint Venture Phase	31
6.5	Joint Venture Funding	31
7. ALLIANCE MANAGEMENT COMMITTEE		31
7.1	Formation of Alliance Management Committee	31
7.2	Meetings	32
7.3	Deadlock Resolution	33
7.4	Alliance Management Committee Responsibilities	34
7.5	Technical Subcommittee	35
8. OPERATOR AND OPERATIONS		35
8.1	Appointment of Operator	35

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8.2	Operator’s Obligations	35
8.3	Right to Objections	39
8.4	Carrying Out Work Programs and Budgets	39
8.5	Maintenance of Projects	39
8.6	Subcontractor Services Contracts	40
8.7	BHP Secondees	40
9. REPRESENTATIONS, WARRANTIES AND COVENANTS		42
9.1	Representations and Warranties by Ivanhoe Parties	42
9.2	Representations and Warranties by BHP	42
10. COVENANTS OF IVANHOE PARTIES		42
10.1	General Covenants	42
10.2	Security and Notification of Interests	43
11. INDEMNIFICATION		43
11.1	Indemnification of Ivanhoe Parties	43
11.2	Indemnification of BHP	44
11.3	Indemnified Persons	44
11.4	Third Party Legal Claims	44
11.5	Exclusion of Consequential and Other Losses	45
11.6	Waiver of Breach	46
11.7	No Double Recovery	46
12. TRANSFER OF INTEREST		46
12.1	Scope	46
12.2	Permitted Transfer to an Affiliate	46
12.3	No Transfer to a Restricted Person	46
13. CONFIDENTIALITY AND INTELLECTUAL PROPERTY		47
13.1	Confidential Information	47
13.2	News Releases	48
13.3	Intellectual Property Rights; Exploration Data and Records	48
14. TAXES		49
14.1	Refundable Taxes	49
14.2	No Gross Up	49
14.3	Tax Law Compliance	49
14.4	Certain Tax Matters	50
15. DISPUTE RESOLUTION		50
15.1	Corporate Process	50
15.2	Arbitration	50
15.3	Equitable Remedies	51

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16. TERMINATION		51
16.1	Termination of Agreement	51
16.2	Post Termination Cooling-Off in Areas of Interest	53
16.3	Effect of Termination on Projects	54
16.4	No Effect on Termination	57
17. FORCE MAJEURE AND DEFAULT		57
17.1	Force Majeure	57
18. REPRESENTATIONS, WARRANTIES AND COVENANTS RELATING TO COMPLIANCE		59
18.1	Not to Offer Anything of Value	59
18.2	Acceptance of Gifts and other Advantages	60
18.3	Beneficial Ownership	60
18.4	Compliance policies and procedures and Maintaining Accurate Books and Records	61
18.5	Subcontractors	61
18.6	Sanctions	62
18.7	Ivanhoe Parties Compliance Training	62
18.8	Breach of Compliance Requirements	62
18.9	Anti-competitive Behaviour	63
18.10	Other	63
19. GENERAL		63
19.1	Notices	63
19.2	No Partnership or Joint Venture	64
19.3	Entire Agreement	65
19.4	Enurement	65
19.5	Severability	65
19.6	Waiver	65
19.7	Amendment	65
19.8	Applicable Law	65
19.9	Further Assurances	65
19.10	Cumulative Remedies	65
19.11	Costs	66
19.12	Counterparts and Facsimile Signature	66
Schedule A - Joint Venture Terms		A-1
Schedule B - Form of Royalty Agreement		B-1
Schedule C – Ivanhoe Parties Representations and Warranties		C-1
Schedule D – BHP Representations and Warranties		D-1
Schedule E – Form of Pledge Agreement		E-1

AGREEMENT SPECIFICS

Background

Ivanhoe and BHP wish to form an Alliance (defined herein) whereby BHP will fund the first $15 million, and thereafter Ivanhoe and BHP would provide funding on a 50-50 basis, both in accordance with this Agreement to the extent applicable, for early-stage generative mineral exploration across the Areas of Interest (defined herein) in the United States to identify nickel and copper exploration opportunities on the terms set out in this Agreement.

Ivanhoe and BHP will each contribute different, but complimentary, capabilities and resources to the Alliance. Ivanhoe will also make available to the Alliance the capabilities of Ivanhoe’s team and Affiliates, including without limitation Computational Geosciences Inc. and the Typhoon System (defined herein) on the terms set out in this Agreement.

Ivanhoe is a United States domiciled minerals exploration and development company with a focus on developing mines from mineral deposits principally located in the United States.

BHP is a wholly-owned member of the BHP Group.

Ivanhoe, acting through the Operator Company, will acquire interests in the Areas of Interest for the benefit of the Alliance on the terms set out in this Agreement.

BHP	BHP Mineral Resources Inc., a corporation existing under the laws of Delaware.
Ivanhoe	Ivanhoe Electric Inc., a corporation existing under the laws of Delaware.
Operator Company	Sand Hill Exploration Inc., a corporation existing under the laws of Arizona and a direct wholly-owned subsidiary of Ivanhoe.
Commencement Date	The date of this Agreement.
Initial Term (clause 5.1)	Three (3) years commencing on the Commencement Date. The Initial Term may be extended in accordance with clause 5.1.
Areas of Interest (clause 2)

The areas agreed to in writing by the Parties on the Commencement Date together with any additional areas that may be agreed to by the Parties in accordance with subclause 2.2(a) but excluding any Excluded Properties existing from time to time

BHP Funding Commitment (clause 5.4)	$15 million.
Initial Ownership Interests in each Joint Venture (subclause 6.3)	50% for each of BHP and Ivanhoe.
Governing Law (clause 19.8)	The State of Arizona.
Address for Notices (clause 19.1)

Address For Notice For BHP:

BHP Group Limited

Level 12, 160 Victoria Street

London, SW1E 5LB, United Kingdom

Attention: Ifigenia Gioka

Email: ifigenia.gioka@bhp.com

Phone: +44 (0) 7340 048 043

with a copy (which shall not be considered notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario, Canada M5H 2T6

Attention: Nancy Eastman

Email: neastman@fasken.com

Phone: +1 416 865 4387

Address for Notice for Ivanhoe Parties:

Ivanhoe Electric Inc.

450 E Rio Salado Parkway, Suite 130

Tempe, Arizona, USA 85281

Attention: General Counsel

Email: generalcounsel@ivnelectric.com

Phone: + +1-720-933-1150

Date of Signing this Agreement	May 7, 2024

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, except as otherwise expressly provided herein:

“AAA” has the meaning set out in subclause 15.2(b).

“AAA Rules” has the meaning set out in subclause 15.2(b).

“Acquisition Proposal” has the meaning set out in subclause 4.2(a)(i).

“acting improperly” has the meaning set out in subclause 18.1(a)(iii).

“Affiliate” means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with, a Party.

“Agreement” means this exploration alliance agreement.

“Alliance” has the meaning set out in subclause 2.1.

“Alliance Management Committee” has the meaning set out in subclause 7.1(a).

“Alliance IP” means: (a) any and all Intellectual Property developed, if any, by or on behalf of an Area of Interest LLC, a Joint Venture LLC, and/or the Operator Company in the course of, or as a result of, the operation of the Alliance (including any and all Exploration Data and Records or other output created or generated by, or derived from, the use or application of the Typhoon System during the Project Generation Phase), but expressly excluding any Typhoon IP; and (b) any and all Intellectual Property Rights associated therewith.

“AML/CTF Laws” means:

(a)	the USA PATRIOT Act of 2001 and Anti-Money Laundering Act of 2020 and Part II.1 and Part XII.2 of the Criminal Code (Canada); and

(b)	for each of the Parties any other Laws relating to anti-money laundering and counter-terrorism financing in the countries of each such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

“Anti-Bribery Laws” means:

(a)	the Foreign Corrupt Practices Act 1977 (United States of America), as amended and the Corruption of Foreign Public Officials Act (Canada), as amended; and

(b)	for each of the Parties, any other Laws:

(i)	relating to corruption, bribery, influence peddling, ethical business conduct, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons; and

(ii)	requiring the disclosure of agency relationships or commissions and the anticorruption rules of any public international organization or international financial institution with which a Party does business, in the countries of each such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

“Anti-competitive Behaviour” means any conduct (including entering into, or giving effect to, an agreement or any other form of coordination or cooperation), whether past, present or potential, that is unlawful or otherwise restricted or prohibited under any applicable Law on competition.

“AOI Proposal” has the meaning set out in subclause 2.2(a)(ii).

“Areas of Interest” has the meaning set out in the Agreement Specifics.

“Area of Interest LLC” means each limited liability company established in accordance with the laws of a state within the United States to hold Rights within each Area of Interest.

“Back-In Period” means the period of time during which BHP can exercise a BHP Back-In Right being the twelve (12) month period following the end of the thirty (30) Business Day period specified in subclause 16.3(e)(i), except in the case where:

(a)	Ivanhoe has terminated this Agreement under subclause 16.1(b)(iv) prior to the third (3rd) anniversary of the Commencement Date, the period of time during which BHP can exercise a BHP Back-In Right shall be the period commencing on the date of such termination and ending on the fourth (4th) anniversary of the Commencement Date; or

(b)	BHP has terminated this Agreement under subclause 16.1(a)(vii) with respect to subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws human rights and other business conduct matters, HSEC Performance Deadlock), the period of time during which BHP can exercise a BHP Back-In Right shall be the twenty-four (24) month period following the date of such termination.

“Background IP” with respect to any Party, means (a) that Party’s (or its Affiliate’s) pre-existing Intellectual Property prior to the Commencement Date and any Intellectual Property created by such Party after the Commencement Date that is not developed in the course of, or as a result of the Alliance; and (b) any and all Intellectual Property Rights associated therewith. For greater certainty, Typhoon IP that is developed after the Commencement Date shall be Background IP.

“BHP” has the meaning set out in the Agreement Specifics.

“BHP Back-In Right” is the right of BHP, arising after a termination of this Agreement under subclause 16.3(d) or 16.3(e)(ii), to declare that a Project shall become a Joint Venture Project by payment to Ivanhoe Parties of an amount equal to 50% of the Expenditures made by Ivanhoe Parties on such Project from the date of termination of this Agreement to the date of BHP’s notice of election to exercise the BHP Back-In Right.

“BHP Funding Commitment” has the meaning set out in the Agreement Specifics.

“BHP Group” means BHP Group Limited and all Persons Controlled by it from time to time other than a Joint Venture LLC and an Area of Interest LLC.

“BHP Indemnified Persons” has the meaning set out in subclause 11.2(a).

“Budget” has the meaning set out in subclause 5.3(a).

“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the place where an act is to be performed or a payment or delivery of notice is to be made.

“Cash Call” has the meaning set out in subclause 5.4(d)(i).

“CGI” means Computational Geosciences Inc.

“Change of Control” means:

(a)	the acquisition by, or resulting ownership of, a Person of a number of voting securities of Ivanhoe or BHP (including BHP Group Limited) in one or more transactions such that such Person comes to own not less than 50% of the total combined voting power of all classes of voting securities of Ivanhoe or BHP (including BHP Group Limited), as the case may be, normally entitled to vote for the election of directors, excluding any internal reorganization of BHP (or BHP Group Limited); or

(b)	the sale or disposition of all or substantially all of the assets of a Party to a Person.

“Close Family Member” means spouses, children, parents, siblings and cousins of an individual.

“Commencement Date” has the meaning set out in the Agreement Specifics.

“Control” means, in relation to any Person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that Person through ownership of voting securities, contract, voting trust or otherwise. For greater certainty, control shall be deemed to exist if one Person owns, directly or indirectly, through shareholdings or otherwise, at least 50% of the voting shares or other voting units of participation in another Person. “Controlled” or “Controlling” shall be construed accordingly.

“Critical HSEC Activity” means:

(a)	any activity that has at least the potential to result in a single or multiple fatality or single or multiple chronic life threatening illnesses;

(b)	any activity that has at least the potential to generate serious impact to the environment and where recovery of the ecosystem function takes between three (3) and up to ten (10) years or more;

(c)	any activity that has at least the potential to generate serious impact on community lasting six (6) to twelve (12) months or a substantiated human rights violation impacting one (1) to five (5) persons; and

(d)	any activity that is to be undertaken within or adjacent to (where adjacent is within five (5) km) the boundaries of a World Heritage listed property or within an International Union for Conservation of Nature (IUCN) Protected Area Categories 1-4.

“Deadlock” has the meaning set out in subclause 7.3(a).

“Deadlock Sustaining Budget” means a 60-day budget (which may be extended up to a further sixty (60) days if the Deadlock is still being considered as set out in clause 7.3) to be implemented only during a Deadlock that provides for only the following Expenditures during such period:

(a)	any fees, royalties, charges, payments or other expenditures required to keep Rights in good standing;

(b)	any required taxes, government fees or other mandatory payments to a Governmental Authority;

(c)	any payment required under any contract material to the Alliance (excluding contracts with Ivanhoe Parties or their Affiliates) where the failure to make any such payment would constitute an event of default under such contract, or would give rise to a termination right under the contract of any counterparty thereto;

(d)	payments required to maintain all necessary equipment, in its then current state, at any Project or Area of Interest to ensure no degradation of such equipment from its then current state, subject to reasonable wear and tear; and

(e)	all payments required to prevent or address injury to any individual or to prevent, address or mitigate the effects of any environmental hazard, any occupational health, safety and welfare hazard, or any emergency.

“Defence Notice” has the meaning set out in subclause 11.4(a).

“Demand for Arbitration” has the meaning set out in subclause 15.2(b).

“Dispute Notice” has the meaning set out in clause 15.1.

“Encumbrance” means any mortgage, pledge, lien (statutory or otherwise), assignment, hypothecation, charge or other form of security interest or interest in the nature of a security interest or title retention agreement or arrangement, option, licence or licence fee, royalty, production payment, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registered or not, but excluding any such rights provided by the terms of the Rights or any interest of any Governmental Authority provided by Law and “Encumber” has a corresponding meaning.

“Environmental Laws” means all applicable Laws in all applicable states, municipalities, local or other codes, and regulations impacting the stated scope of the recognized Laws noted herein, relating in any way to the environment, contaminants, environmental authorizations, occupational health and safety or the health and safety of any Person or the public and having the force of law, in effect as at the date hereof and as may be brought into effect or amended at a future date, including but not limited to the following: (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et. Seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Excluded Property” means:

(a)	the areas agreed to in writing by the Parties on the Commencement Date; and

(b)	any additional area determined to be an Excluded Property in accordance with subclauses 2.3(e) and 6.1(a)(vi)(A).

“Excluded Property Proposal” has the meaning set out in subclause 2.3(a).

“Expenditures” means, unless otherwise provided in this Agreement, all costs, expenses and obligations funded, spent or incurred pursuant to approved Work Programs and Budgets and in connection with Operations:

(a)	in acquiring and holding any Project or any acquired Rights in good standing (including land maintenance costs and any monies expended as required to comply with applicable Law), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b)	in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete Operations;

(c)	in undertaking geochemical, geophysical, geological surveys and airborne surveys, drilling, assaying and metallurgical testing and other Operations in, on or in respect of any Project, Rights or the Areas of Interest, including costs of surface access, establishment of grids, assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

(d)	in the preparation of Work Programs and Budgets and the presentation and reporting of data and other results obtained from those Work Programs including any program for the evaluation of any Project, Rights or the Areas of Interest;

(e)	for environmental remediation and rehabilitation;

(f)	in acquiring, or obtaining the use of, facilities, equipment or machinery, and for all parts, supplies and consumables;

(g)	for salaries and wages for employees to the extent assigned to work with respect to and for the benefit of any Project, Rights or Areas of Interest;

(h)	travelling expenses of all persons engaged in work with respect to and for the benefit of any Project, Rights or Areas of Interest, including for their food, lodging and other reasonable needs;

(i)	a reasonable allocation of overhead expenses reflecting the benefit to any Project, Rights or Areas of Interest such as office space, administration and information management;

(j)	payments to contractors or consultants for work done, services rendered or materials supplied, including any applicable Tax, including, without limitation, transaction privilege, privilege, gross receipts, compensating, sales, and use taxes;

(k)	the cost of insurance premiums and performance bonds or other security required for Operations;

(l)	all property or similar taxes levied against, or in respect of, any Project, Rights or Areas of Interest,

but excluding (a) any Taxes not specifically mentioned in this definition but excepting any sales Taxes paid in connection with any of the foregoing and (b) any costs or expenditures in connection with breaches of Environmental Laws or other applicable Laws, breaches of contracts, penalty fees or other obligations, provided that the costs and expenses of goods or services supplied by any Affiliate of a Party will be charged at the same rate as would be charged by a non-Related Party in a transaction at arm’s length for equivalent goods or services except for the costs related to the services and capabilities of CGI and the Typhoon System which shall be charged as Expenditures in accordance with subclause 3.2.

“Exploration Alliance Term Sheet” means the USA exploration alliance and joint venture term sheet entered into by WMC Corporate Services Inc. and Ivanhoe Electric Inc. dated as of December 6, 2022.

“Exploration Data and Records” means, with respect to any Project, Rights or the Areas of Interest, the plans, 3D representation or models, assay maps, samples, drill records and logs, drill core, geological, geophysical, geochemical or other technical data (in both raw and processed forms) or reports, information and documents and any study, design, plan and financial or other data, information, books, records and accounts relating thereto (whether in tangible or electronic form).

“Force Majeure” has the meaning set out in subclause 17.1(a).

“Good Mining Practices” means good exploration practices as would reasonably be exercised by an experienced mining company conducting exploration activities, operating projects or conducting mining operations of the nature of a Project, all in accordance with sound industry practices, consistent with the standards of the industry and in accordance with all terms and provisions of applicable Laws and applicable contracts and other agreements pertaining to a Project.

“Governing Law” has the meaning set out in the Agreement Specifics.

“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, district or local government or authority, quasi-government authority, including any governmental division, department, agency, body, instrumentality, official, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, securities regulatory authority, stock exchange, court, arbitrator, arbitration panel or tribunal, any central bank or similar monetary or financial regulatory authority, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing, any wholly or partially state-owned or government-owned entity or enterprise, or any public international organisation having jurisdiction or authority over the Parties or the subject matter of this Agreement, and also includes any:

(a)	individual who is employed by or acting on behalf of a Governmental Authority;

(b)	individual who holds or performs the duties of an appointment, office or position created by custom or convention; or

(c)	individual who holds themself out to be the authorized intermediary of any person specified in paragraphs (a), (b) or (c) above, (only with respect to the references to Governmental Authority in clause 18 and in the definition of any term used in clause 18).

“HSEC” means Health, Safety, Environment & Communities.

“HSEC Performance” means Health, Safety, Environment & Communities policies and performance requirements.

“Indemnitor” has the meaning set out in subclause 11.4(a).

“Independent Expert” means an independent engineering or other consulting firm of internationally recognized standing in the area most relevant to the subject matter of the Deadlock, appointed by BHP and Ivanhoe by mutual agreement in writing or, to the extent that BHP and Ivanhoe cannot agree on any such Person within fifteen (15) Business Days, the selection of the Independent Expert shall be referred to arbitration under subclause 15.2(b) (conducted before a single arbitrator); provided that, unless BHP and Ivanhoe agree otherwise, an Independent Expert shall be a firm that (i) is independent of both of BHP and Ivanhoe and their respective Affiliates, and (ii) has not acted for either of BHP or Ivanhoe or their respective Affiliates in any material capacity for at least one (1) year before the date of appointment of such Independent Expert.

“Indigenous Group” means any Indian or Alaska native tribe, band, nation, pueblo, village or community that the Secretary of Interior acknowledges to exist as an Indian tribe as published by the Secretary of Interior pursuant to 25 U.S.C. subclause 5131 or any other body established by an Indigenous Group or Indigenous Groups or by a Governmental Authority and an Indigenous Group, that is established to exercise or perform, or that exercises or performs, a power, duty or function of a Governmental Authority including a treaty association, tribal council or chiefs’ council, board, commission, corporation or body that is established to exercise or perform a power, duty or function of a Governmental Authority.

“Initial Ownership Interests” has the meaning set out in the Agreement Specifics.

“Initial Term” has the meaning set out in the Agreement Specifics.

“Initial Work Program and Budget” has the meaning set out in subclause 5.3(e).

“Insolvency Event” means, in relation to any Person, any one or more of the following events or circumstances:

(a)	proceedings are commenced for its winding-up, liquidation or dissolution, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within sixty (60) days after the commencement of such proceedings;

(b)	a decree or order of a Governmental Authority is entered (i) adjudging it to be bankrupt or insolvent, or (ii) approving a petition seeking reorganization, arrangement or adjustment of or in respect of it under applicable Laws relating to bankruptcy, insolvency or relief of debtors;

(c)	(i) it makes an assignment for the benefit of its creditors, or petitions or applies to any Governmental Authority for the appointment of a receiver or trustee for itself or any substantial part of its property; or (ii) it commences for itself or acquiesces in or approves the filing or commencement against it by a creditor or other third party of any proceeding under any applicable Laws relating to bankruptcy, insolvency, reorganization, arrangement or readjustment of debt or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar Person appointed with respect to it or any substantial portion of its property or assets;

(d)	a resolution is passed for its receivership, winding-up or liquidation; or

(e)	anything analogous or having a similar effect to an event listed in paragraphs (a) through (d) of this definition occurs in respect of such Person.

“Intellectual Property” means any subject matter, whether tangible or intangible, that attracts, or is susceptible to protection by, Intellectual Property Rights, including but not limited to, any works of authorship, data, results, technology, technical, scientific and business information and other information of any type whatsoever, in any tangible or intangible form, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, designs, drawings, blueprints, sketches, 3D representations, models, maps, graphs, schematics, flowcharts, software in any expressed form, including source code and object code, algorithms, computational tools, libraries, databases, analysis, applications, simulations, systems, platforms, prototypes, plans, reports, documentation and records (whether in tangible or electronic form).

“Intellectual Property Rights” means (i) all copyright and analogous rights (including moral rights), all rights in relation to inventions (including patent rights), registered and unregistered trademarks (including service marks), registered designs, confidential information (including trade secrets), know-how, computer software, databases, circuit layouts and all other rights throughout the world resulting from intellectual activity in the industrial, scientific or artistic fields, in each case whether registered or unregistered, (ii) all rights in all applications to register the rights set out in paragraph (i) and any registrations to ensue therefrom and (iii) all renewals and extensions of any of the foregoing.

“Ivanhoe” has the meaning set out in the Agreement Specifics.

“Ivanhoe Parties” means Ivanhoe, Operator Company and each Area of Interest LLC (upon becoming a party to this Agreement in accordance with subclause 2.4(f) and until it becomes a Joint Venture LLC).

“Ivanhoe Indemnified Persons” has the meaning set out in subclause 11.1.

“Joint Venture” means a joint venture established by the Parties with respect to a Joint Venture Project which joint venture shall be conducted through a Joint Venture LLC.

“Joint Venture Agreement” means the agreement between the Parties (or their Affiliates) that will govern the relationship between the Parties (or their Affiliates) with respect to each Joint Venture, which will reflect and incorporate the terms set forth in the attached Schedule A in all material respects unless otherwise agreed by the Parties and, if the Joint Venture is conducted through a Joint Venture LLC, will be a multiple-member operating agreement for such Joint Venture LLC.

“Joint Venture Documents” means the Joint Venture Agreement and other documents governing or relating to the formation and governance of a Joint Venture and the rights of the Parties in or with respect to the Joint Venture and the further exploration, development and mining of Projects, other than this Agreement (except as otherwise provided herein), including incorporation documents, and/or other constating documents.

“Joint Venture LLC” means an Area of Interest LLC for which a JV Designation Date has occurred.

“Joint Venture Management Committee” has the meaning set out in subclause 6.4(b).

“Joint Venture Phase” has the meaning set out in subclause 3.1(a)(ii).

“Joint Venture Project” has the meaning set out in subclause 6.1(a).

“Joint Venture Proposal” has the meaning set out in subclause 6.1(a)(i).

“JV Designation Date” has the meaning set out in subclause 6.1(a)(v).

“Key Stakeholders” means communities, landowners and holders of Other Rights in the Areas of Interest, Indigenous Groups, Governmental Authorities, and NGO’s.

“Law” in respect of any Person, property, transaction or event, means all laws, statutes, treaties, regulations, and enforceable judgments, Environmental Laws, orders and decrees, applicable to that Person, property, transaction or event and, in each case having the force of law, all applicable official directives, rules, protocols, consents, approvals, authorizations, and orders of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event.

“Losses” means any and all direct, indirect or consequential damages (other than losses of profits), fines, penalties, deficiencies, Taxes, losses, costs, fees and expenses (including interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals).

“Maintenance Payments” has the meaning set out in subclause 8.5(a)(i).

“Mineral Rights” means mineral claims (patented or unpatented), exploration licences, exploitation licences, mining leases, miscellaneous purpose licences, tenements, concessions, notices, plans of operation, permits, agreements, and other forms of mineral tenure or other rights to Minerals, including staking, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any forms of mineral title or right recognized under applicable Laws, whether contractual, statutory or otherwise, or any interest therein, and any applications for such Mineral tenure or other rights to Minerals, and any Mineral tenure or other rights to Minerals derived from such applications.

“Minerals” means all ores, solutions and concentrates or metals derived from them, containing precious, base and industrial minerals and which are found in, on or under the Mineral Rights and may lawfully be explored for, mined and sold pursuant to the rights granted by such Mineral Rights and other instruments of title under which any of the Mineral Rights are held.

“Monthly Reports” has the meaning set out in subclause 8.2(r).

“NGO” means non-governmental organization.

“Open Ground Rights” means Rights other than Third Party Rights.

“Operations” means every kind of work done, or activity performed pursuant to Work Programs and Budgets on or in respect of Projects, Rights or within the Areas of Interest including investigating, prospecting, exploring, drilling, analyzing, developing, property maintenance, sampling, assaying, metallurgical testing, preparation of reports, estimates and studies, filing assessment work, surveying, rehabilitation, reclamation and environmental protection, and further including the management and administration necessary to conduct the foregoing work or activity.

“Operator” means the operator under the Project Generation Phase, which shall be the Operator Company.

“Operator Company” has the meaning set out in the Agreement Specifics.

“Other Rights” means:

(a)	any interest in real property, whether freehold, leasehold, license, right of way, easement including access rights;

(b)	any other surface or other right in relation to real property including licenses and permits for forest lands and/or pasture areas;

(c)	any environmental rights, licences or permits in relation to the activities, facilities and/or any areas relating to the Mineral Rights;

(d)	any right, licence or permit in relation to the use or diversion of water; and

(e)	any other licence, permit, authorization, approval, consent, concession, exemption, grant, franchise, right or privilege required in connection with Operations,

but excludes any Mineral Rights.

“Parties” means BHP, on the one hand, and Ivanhoe Parties, on the other hand, and a reference to a Party means one of them, as the context may require.

“Permitted Encumbrances” means the following:

(a)	Encumbrances that pre-existed or existed at the date of this Agreement with respect to Pre-Existing Rights and in respect of which the Operator Company will have no obligation to discharge or remove;

(b)	Encumbrances that pre-existed or existed at the time of the acquisition of the applicable Rights, that were approved by the Alliance Management Committee, and in respect of which the Operator will have no obligation to discharge;

(c)	easements, rights-of-way, servitudes or other similar rights in land for sewers, drains, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables granted to or reserved by other persons which in the aggregate do not materially impair the usefulness, in the operation of the Joint Venture Project;

(d)	the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(e)	the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from the Government of the United States or a jurisdiction of the United States, or any wholly-owned entity of the Government of the United States or a jurisdiction of the United States, or other Governmental Authority, and any statutory and common law limitations, exceptions, reservations and qualifications;

(f)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the Joint Venture Project for Operations; and

(g)	applicable municipal and other Governmental Authority restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the Joint Venture Project for the Operations.

“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, enterprise, trust, Governmental Authority, other incorporated or unincorporated association or organization, or any trustee, executor, administrator or other legal representative.

“Personnel” with respect to a Party means any director, secretary, officer, employee, contractor, representative or agent of that Party.

“Political Party” means a political party and includes any party official or candidate for office from such Political Party.

“Possible AOI” has the meaning set out in subclause 2.2(a)(i).

“Pre-Existing Rights” means those Rights within an Area of Interest owned by the Ivanhoe Parties prior to the Commencement Date as agreed to in writing by the Parties on the Commencement Date.

“Project” means a geologically cohesive area that has the potential footprint to host a mineral resource and is comprised of one or more Rights within an Area of Interest that is part of the Alliance.

“Project Generation Phase” has the meaning set out in subclause 3.1(a)(i).

“Quarter” means a period of three consecutive months commencing on January 1, April 1, July 1 or October 1 in any year, other than the first Quarter which commences on the Commencement Date and expires on the date immediately preceding the next to occur of January 1, April 1, July 1 or October 1.

“Quarterly Reports” has the meaning set out in subclause 8.2(r).

“Rejected Project” has the meaning set out in subclause 4.2(a)(vi)(A).

“Related Party” has the meaning set out in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.

“Release” has the meaning set out in subclause 13.2.

“Restricted Person” means any Person or entity:

(a)	that is subject to, named, identified, described on or included on any of:

(i)	the lists made under Regulations Establishing a List of Entities pursuant to subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and under the United Nations Al-Qaida and Taliban Regulations;

(ii)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)	the List of Statutorily or otherwise Debarred Parties or Persons compiled by the U.S. Department of State or Public Works and Government Services Canada;

(iv)	the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(v)	the International Emergency Economic Powers Act, 50 U.S.C. the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(vi)	any other applicable Law relating to anti-terrorism;

(b)	for whom there are reasonable grounds to believe is in breach, may be in breach or will be in imminent breach of any Anti-Bribery Laws or AML/CTF Laws or has a personal or business reputation or dealings that would make them unacceptable as a business partner as determined at the sole discretion of a Party acting reasonably and in good faith; or

(c)	that is a Person who is an Affiliate of or is in any other way owned or Controlled by or acting for or on behalf of a Person listed above.

“Rights” means any Mineral Rights and Other Rights, or interest therein and including any options or rights to acquire such Mineral Rights and Other Rights.

“Royalty” means a net smelter return royalty as described in the Royalty Agreement.

“Royalty Agreement” means a royalty agreement substantially in the form of the royalty agreement attached hereto as Schedule B with such modifications made to give effect to the Royalty contemplated under subclause 6.2 and Schedule A as applicable.

“Royalty Holder” has the meaning set out in clause 6.2.

“Royalty Payor” has the meaning set out in clause 6.2.

“Sanctioned Person” means:

(a)	any Person or entity or government that is the target of or designated under any Sanctions Laws, including but not limited to any Person identified in any Sanctions Laws-related list of designated persons maintained by the United States (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United States Department of State), the United Nations, the United Nations Security Council, Canada (including through Global Affairs Canada), the European Union (“EU”), any EU member state, Switzerland, the United Kingdom (including His Majesty’s Treasury), Australia or any other Governmental Authority applicable to the Parties;

(b)	an entity owned or Controlled by or acting for or on behalf of a resident of, or an entity incorporated under the laws of, a country or territory against which country-wide or territory wide Sanctions Laws are imposed, administered or enforced from time-to-time including, as at the Commencement Date, Iran, Cuba, Syria, North Korea and the regions of Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic regions in Ukraine and the Kherson and Zaporizhzhia oblasts of Ukraine; or

(c)	any Person or entity directly or indirectly owned 50% or more or Controlled (as such term is used in the applicable Sanctions Laws and any formal guidance associated with the same) by, or any Person or entity acting for or on behalf of, or at the direction of, one or more of the Persons or entities in sub-paragraph (a) or (b) of this definition.

“Sanctions Laws” means any trade, economic or financial sanctions, export control, or import laws, or other regulations, requirements, restrictive measures, embargoes, orders, directives, designations, licenses, or decisions relating to the trade of goods, technology, software and services which are enacted, imposed, administered or enforced from time to time by Australia, Canada (including Global Affairs Canada), the United States (including through OFAC or the United States Department of State), the United Kingdom (including His Majesty’s Treasury), the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations and includes, without limiting the generality of the foregoing the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Freezing of Assets of Corrupt Foreign Officials Act (Canada); the United States List of Specially Designated Nationals and Blocked Persons compiled by the OFAC, the United States Foreign Sanctions Evaders List, Australia’s Consolidated List, the UK Consolidated List and the EU Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions.

“Subcontractor” means any Person of any tier that has entered into a contract or subcontract with Ivanhoe Parties or another contractor or subcontractor of any tier for the supply of goods and/or services in connection with this Agreement.

“Tax” means any U.S. or non-U.S. taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by or payable to any Governmental Authority, including income, gross income, profits, transaction privilege, municipal privilege, gross receipts, compensating, gains, net proceeds, windfall profit, severance, property, real and personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, interest equalization, duty, franchise, capital stock, net worth, employment, occupation, payroll, employees’ income withholding, other withholding, Medicare and Social Security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, user, transfer, registration, stamp, interest equalization, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto.

“Tax Partnership Agreement” means a tax partnership agreement in respect of each Area of Interest LLC or Joint Venture LLC, as the case may be, and consistent in all material respects with subclause 14.4.

“Technical Committee” has the meaning set out in subclause 7.5.

“Term” means the Initial Term plus any extension of the Initial Term in accordance with subclause 5.1.

“Third Party” means a Person that is not a Party or an Affiliate of a Party to this Agreement.

“Third Party Legal Claim” has the meaning set out in subclause 11.1.

“Third Party Rights” means Rights held by Third Parties and includes any options, earn-ins or rights to acquire such Rights.

“Transfer” means to transfer, sell, convey, assign, or grant an option in respect of or a right to purchase or in any other manner transfer, assign, alienate or dispose of (directly or indirectly).

“Typhoon Services Agreement” means the typhoon services agreement between I-Pulse Inc., Ivanhoe Electric Inc. and WMC Corporate Services Inc. dated December 6, 2022.

“Typhoon IP” means all Intellectual Property Rights related to the Typhoon System owned by, or licenced to, Ivanhoe or any Affiliate, and includes any Background IP of such Persons, and whether or not created, acquired or developed before or after the date of this Agreement. For greater certainty, Typhoon IP shall not include (a) Exploration Data and Records or other output created or generated by, or derived from, the use or application of the Typhoon System during the Project Generation Phase, (b) any Intellectual Property Rights associated therewith including for certainty, whether or not developed in the course of, or as a result of, the Operation of the Alliance, and (c) any improvements to any of the foregoing exclusions.

“Typhoon System” means a 3D DC-resistivity induced polarization and electromagnetic geophysical data acquisition system that can survey the subsurface and provide data for three-dimensional modeling of subsurface geology and target maps.

“Work Program” has the meaning set out in subclause 5.3(a).

“World Heritage” means any natural sites or precisely delineated natural areas of outstanding universal value from the point of view of science, conservation or natural beauty, or any other applicable designation in accordance with the UNESCO’s Convention Concerning the Protection of the World Cultural and Natural Heritage.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice-versa;

(b)	headings do not affect the interpretation of this Agreement;

(c)	a reference to a Party includes that Party’s successors and permitted assigns;

(d)	references to a part, subclause, schedule, exhibit and annexure refers to a part, subclause, schedule, exhibit or annexure of, in or to this Agreement;

(e)	the provisions as set out in the Agreement Specifics form part of this Agreement;

(f)	a reference to this Agreement includes all schedules, exhibits and annexures to this Agreement;

(g)	a reference to an agreement, deed, instrument or other document includes the same as amended, novated, supplemented, varied or replaced from time to time;

(h)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinated legislation issued under, that legislation or legislative provision;

(i)	a reference to a day, month or year is relevantly to a calendar day, calendar month or calendar year;

(j)	a reference to $ or dollars is to the lawful currency of the United States of America;

(k)	the expressions “including”, “includes” and “include” have the meaning as if followed by “without limitation”;

(l)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(m)	a Party may exercise a right or remedy or give or refuse its consent in its absolute and unfettered discretion (including by imposing conditions), unless this Agreement expressly states otherwise;

(n)	no rule of construction is to apply to the disadvantage of a Party on the basis that that Party drafted the whole or any part of this Agreement; and

(o)	with respect to any obligations of Affiliates of any Party that are not Parties to this Agreement, such obligations shall be interpreted as obligations of the relevant Party to cause its Affiliate to perform.

2.	AREAS OF INTEREST

2.1	Formation of Alliance in Areas of Interest

(a)	Ivanhoe and BHP hereby form an alliance for early-stage generative mineral exploration in the United States (the “Alliance”) to identify nickel and copper exploration opportunities in the Areas of Interest.

2.2	New or Enlarged Areas of Interest

(a)	The addition of new Areas of Interest (or any enlargement of an existing Area of Interest) will be subject to the following process:

(i)	prior to submitting an AOI Proposal a Party must first provide the receiving Party with the geographic location (in the form of shape files) of the possible new area of interest which must not be within or adjacent to (where adjacent is within 5 km) the boundaries of a World Heritage listed property or within an International Union for Conservation of Nature (IUCN) Protected Area Categories 1-4 (a “Possible AOI”). Upon receipt of the geographic location (in the form of shape files), the receiving Party will have thirty (30) days to either accept or reject the Possible AOI, in its sole discretion without explanation. If the receiving Party rejects the Possible AOI or does not accept the Possible AOI within such 30-day period, then the proposing Party is not entitled to submit an AOI Proposal with respect to such Possible AOI, and for clarity either Party is entitled to pursue any Rights within such Possible AOI without restriction;

(ii)	subject to subclause 2.2(a)(i) and 2.2(a)(iii), either Party may, at any time, and from time to time, submit a written proposal to the Alliance Management Committee requesting the addition of a new area within the United States as an Area of Interest under the Alliance (the “AOI Proposal”);

(iii)	a Party must not submit an AOI Proposal to the Alliance Management Committee unless the date of submission is at least twelve (12) months prior to the expiry of the Term;

(iv)	an AOI Proposal shall include all relevant technical and commercial information reasonably available to, or in the possession of, the submitting Party including details of any Rights the submitting Party holds in the proposed Area of Interest which will be dedicated to the Alliance;

(v)	upon receipt of an AOI Proposal, any member of the Alliance Management Committee may request additional information from the submitting Party and the submitting Party shall use commercially reasonable efforts to provide such additional information, if obtainable;

(vi)	within thirty (30) days after the delivery of an AOI Proposal to the Alliance Management Committee, the Alliance Management Committee shall meet to discuss such AOI Proposal and decide whether to approve, with or without amendments, or reject such AOI Proposal;

(vii)	if an AOI Proposal is approved by the Alliance Management Committee the new area shall become an Area of Interest effective as of the date of the Alliance Management Committee’s approval and the Operator Company will establish a new Area of Interest LLC for such new Area of Interest substantially on terms as set out in clause 2.4; and

(viii)	if the Alliance Management Committee rejects the new area as an Area of Interest or does not approve the new area as an Area of Interest within such 30-day period, then such new area shall not become an Area of Interest and for greater certainty the Party who did not submit the AOI Proposal shall be restricted for a one (1) year period from acquiring any Rights in such proposed new area while the submitting Party shall not be restricted from acquiring such Rights within the rejected area of the AOI Proposal.

(b)	Notwithstanding the provisions of this clause 2 and for greater certainty, if a Party, in breach of subclause 2.2(a)(i), submits an AOI Proposal that includes an area that was previously rejected as a Possible AOI by the other Party, then such other Party will not be restricted in any way with respect to acquiring interests in the area covered by the previously rejected Possible AOI.

2.3	Excluded Property

(a)	Either Party may submit, from time to time, a written proposal to the Alliance Management Committee that the whole, or any part of, an Area of Interest be excluded from the Alliance (“Excluded Property Proposal”).

(b)	The Excluded Property Proposal shall include all technical and commercial information available to, or in the possession of, the submitting Party with respect to such area.

(c)	Upon receipt of the Excluded Property Proposal, any member of the Alliance Management Committee may request additional information from the submitting Party or the Operator and the submitting Party or the Operator, as the case may be, shall use commercially reasonable efforts to provide such additional information, if obtainable.

(d)	Within ninety (90) days after the delivery of the Excluded Property Proposal to the Alliance Management Committee, the Alliance Management Committee shall decide whether to approve, with or without amendments, or reject the Excluded Property Proposal.

(e)	If the Alliance Management Committee approves the Excluded Property Proposal, such Area of Interest or part thereof, as applicable, will become an Excluded Property; provided however, if the submitting Party subsequently acquires an interest, directly or indirectly, in any area within such Excluded Property within a two-year period after approval of the Alliance Management Committee, the other Party shall have the option to reinstate the Alliance with respect to such acquired interest.

(f)	If the Alliance Management Committee does not approve the Excluded Property Proposal within the 90-day period, the Area of Interest or part thereof, as applicable, shall not be an Excluded Property and shall remain part of the Areas of Interest and the Alliance.

(g)	Except as otherwise provided in subclause 6.1(a)(vi)(A) and subject to clause 2.3(e), each Party is entitled, directly or indirectly, to acquire Rights or any other interests in an Excluded Property (as determined at the time of such acquisition).

2.4	Formation of Areas of Interest LLCs

(a)	The Operations within each Area of Interest, including the generation, development, acquisition, holding and retention of Rights within, or with respect to, an Area of Interest, shall each be conducted through a special purpose dedicated Area of Interest LLC to be created for each Area of Interest.

(b)	Within thirty (30) days of the Commencement Date or within thirty (30) days of the addition of a new Area of Interest following the Commencement Date (as the case may be), an Area of Interest LLC will be established by the Operator Company with respect to each Area of Interest and thereafter established as contemplated under subclause 2.2(a)(vii). The cost of the formation of the Area of Interest LLC will be included in Expenditures.

(c)	The initial ownership interest in each Area of Interest LLC shall be 100% legally owned by the Operator Company.

(d)	The documents respecting the formation, operation and governance of each Area of Interest LLC shall be substantially in the form as such documents to be agreed by the Parties in template form within thirty (30) days of the Commencement Date.

(e)	Upon formation of each Area of Interest LLC, the Operator shall Transfer all Rights it holds (if any) within, or with respect to, such Area of Interest to the relevant Area of Interest LLC unless the Parties mutually determine otherwise.

(f)	Upon the formation of each Area of Interest LLC, Ivanhoe Parties will cause such Area of Interest LLC to deliver to the Parties a written accession agreement, substantially in the form to be agreed by the Parties in template form within thirty (30) days of the Commencement Date, providing such Area of Interest LLC shall be bound by the terms of this Agreement as one of the “Ivanhoe Parties”.

3.	ALLIANCE ACTIVITIES

3.1	Project Phases

(a)	The Parties will carry out the Alliance in two phases, as follows:

(i)	the project generation phase (“Project Generation Phase”), as more particularly described in clause 5; and

(ii)	the joint venture phase (“Joint Venture Phase”), as more particularly described in clause 6 and which may occur concurrently with the Project Generation Phase.

3.2	Typhoon System and CGI

Ivanhoe agrees to provide and to ensure that there is available, for the use and benefit of the Alliance the services and capabilities of Ivanhoe and its Affiliates, including without limitation CGI and one (1) Typhoon System of the existing units which will be replaced by a new Generation 2 unit under construction from and after August 1, 2024, and with the most recent related technology from time to time, all as directed by the Alliance Management Committee and in accordance with the requirements specified in the Initial Work Program and Budget and other approved Work Programs and Budgets, provided that the charges for such services and capabilities which shall be paid by the Operator as Expenditures shall be the actual costs to Ivanhoe Parties or their Affiliates of performing such services and capabilities (including actual time charges, travel costs, and contracted costs, without the addition of any overhead or margin) and shall not include any fees or costs for depreciation or reimbursement of acquisition or leasing costs or the licensing of Intellectual Property Rights. For greater certainty the Parties agree that services and capabilities provided using the Typhoon System are separate from and do not form part of Priority Work Days (as defined in the Typhoon Services Agreement) that may be provided to BHP or its Affiliates under the Typhoon Services Agreement.

3.3	Other Business Activities and Non-Competition

(a)	Except as otherwise expressly provided in this Agreement, during the Term,

(i)	all Operations, Expenditures and activities of Ivanhoe Parties and their Affiliates on the one hand, and BHP and its Affiliates on the other, within the Areas of Interest will be undertaken for the benefit of the Alliance or any applicable Joint Venture; and

(ii)	neither Ivanhoe Parties nor BHP will, directly or indirectly, on its own behalf or through any of their Affiliates:

(A)	acquire, or enter into any negotiations or discussions to acquire, any Rights within the Areas of Interest (other than Pre-Existing Rights);

(B)	explore or conduct exploration activities, or participate or enter into in any joint venture, alliance or other association for exploration in the Areas of Interest with any Person; or

(C)	provide financial or other support or services to any Person in connection with the Areas of Interest,

provided however that Ivanhoe Parties or BHP may acquire an indirect interest in land or mineral rights within the Area of Interest where such acquisition results from a Party’s or its Affiliates’ acquisition of another entity which holds such interests at any time, provided that such interests are valued at less than 10% of the total net assets of such other entity.

(b)	Each Party acknowledges that the business activities of the other Party include the evaluation and acquisition of mineral rights, interests and properties and, except as otherwise expressly provided in this Agreement including in subclause 2.2(a)(viii), nothing in this Agreement will restrict or prevent either Party from evaluating and acquiring mineral rights, interests and properties outside of the Areas of Interest. For further clarity, BHP and Ivanhoe Parties and their respective Affiliates shall be free to engage in any business or other activity outside of the Areas of Interest, whether or not competitive with the activities of each other or the Alliance, and whether or not such business activity or acquisition includes geological, geophysical, geochemical or metallurgical concepts, models or principles that may coincidentally share similar characteristics with the ones that form part of the information shared pursuant to this Agreement.

3.4	Sharing of Exploration Data and Records

(a)	The Parties acknowledge that Ivanhoe proposed the Areas of Interest and that Ivanhoe may have Exploration Data and Records with respect to such Areas of Interest in its possession and control. On the Commencement Date, Ivanhoe shall share all such Exploration Data and Records in its possession and control with BHP that has not previously been shared.

(b)	If the sharing and unrestricted use of any Exploration Data and Records requires the consent or approval of any Third Party, then the Party in possession or control of the Exploration Data and Records shall use commercially reasonably efforts to obtain the required consents or approvals before sharing such Exploration Data and Records.

4.	ALLIANCE PROPERTIES

4.1	Pre-Existing Rights

Pre-Existing Rights are included in the Alliance at actual cost of acquisition and are deemed to be a Project. Acquisition costs related to the Pre-Existing Rights will be included in the Initial Work Program and Budget and shall be paid by BHP to Ivanhoe when BHP funds the first Cash Call. For greater certainty, such acquisition costs shall be part of the BHP Funding Commitment. Ivanhoe Parties shall Transfer, or shall cause the Transfer, of the Pre-Existing Rights to the relevant Area of Interest LLC within thirty (30) days of the Commencement Date.

4.2	Acquisition of Rights in the Areas of Interest

(a)	The acquisition of Rights in the Areas of Interest following the Commencement Date will be subject to the following process (other than Pre-Existing Rights) following which, and if approved, will form a Project within the relevant Area of Interest:

(i)	any Party may submit, from time to time, a written proposal to the Alliance Management Committee for the acquisition of Rights in the Areas of Interest (“Acquisition Proposal”);

(ii)	the Acquisition Proposal shall include all relevant technical and commercial information reasonably available to, or in the possession of, the submitting Party and shall include a proposed Work Program and Budget that sets out the proposed acquisition cost and costs that allow any required obligations to be met, together with the proposed generative and early-stage exploration activities to be undertaken and associated costs;

(iii)	upon receipt of the Acquisition Proposal, any member of the Alliance Management Committee may request additional information from the submitting Party and the submitting Party shall use commercially reasonable efforts to provide such additional information, if obtainable;

(iv)	within thirty (30) days for Open Ground Rights and within ninety (90) days for Third Party Rights, as applicable, after the later of (i) delivery of the Acquisition Proposal and (ii) delivery of all due diligence materials and other information relevant to the Acquisition Proposal, to the Alliance Management Committee, the Alliance Management Committee shall meet to discuss the Acquisition Proposal and decide whether to approve, with or without amendments, or reject, the Acquisition Proposal, provided however that if the due diligence materials and information provided lead to remedial actions or requests for additional information such meeting of the Alliance Management Committee will be postponed;

(v)	if an Acquisition Proposal for Open Ground Rights is approved by the Alliance Management Committee, the Operator Company on behalf of the applicable Area of Interest LLC, shall apply for and/or acquire (in the name of such Area of Interest LLC) such Open Ground Rights within the Areas of Interest, in each instance through the relevant Area of Interest LLC in accordance with the approved Work Program and Budget and apply for or register such Rights in the relevant Area of Interest LLC’s name for the benefit of the Alliance;

(vi)	if an Acquisition Proposal is rejected or not approved by the Alliance Management Committee in accordance with subclause 4.2(a)(iv) then:

(A)	the area described in the Acquisition Proposal will become a rejected project (“Rejected Project”) and except for (1) acquisitions by the submitting Party under subclause 4.2(a)(vi)(B) or (2) as set out in subclause 4.2(a)(vi)(C), no Party shall acquire any Rights or interests in such Rejected Project;

(B)	notwithstanding any other provision herein, if a Party’s representative on the Alliance Management Committee does not vote to approve the Acquisition Proposal, and such rejecting Party subsequently acquires (in breach of subclause 4.2(a)(vi)(A)) any Rights or interests in such Rejected Project within a two (2) year period after the Alliance Management Committee meeting at which the Acquisition Proposal was rejected or not approved, the rejecting Party is required to Transfer such acquired Rights or interests in the Rejected Project to the submitting Party for its own use and benefit at a purchase price equal to the rejecting Party’s actual cost of acquisition if so elected by the submitting Party;

(C)	notwithstanding any other provision herein, if all of a Party’s representatives on the Alliance Management Committee vote to approve the Acquisition Proposal such Party may acquire any Rights or interests in the Rejected Project for its own use and benefit and, if so acquired, the acquiring Party shall send a written notice immediately after the acquisition to the other Party. Upon the acquisition of such Rights and interests the Rejected Project shall no longer be considered within the Areas of Interest; and

(D)	despite being a Rejected Project, unless and until clause 4.2(a)(vi)(C) has been invoked and Rights or interests subsequently acquired in which case this subclause 4.2(a)(vi)(D) shall not apply), either Party may submit a second Acquisition Proposal with respect to the same Rights to the Alliance Management Committee if, and only if, there has been a material improvement in the above-ground risks associated with the Rejected Project, and in such case the process set out in subclauses 4.2(a)(ii) to 4.2(a)(vi) will again be applicable;

(vii)	if an Acquisition Proposal is for, or includes, Third Party Rights then the following provisions shall apply in addition to the foregoing provisions:

(A)	the Acquisition Proposal for Third Party Rights shall provide that the Operator Company shall acquire, on behalf of the Alliance and through and in the name of an Area of Interest LLC, not less than a 50% interest in the Third Party Rights unless otherwise approved by the Alliance Management Committee;

(B)	if an Acquisition Proposal for Third Party Rights is approved by the Alliance Management Committee, the Operator Company shall negotiate a transaction with the holder of the Third Party Rights in accordance with instructions from the Alliance Management Committee and complete the acquisition of such Third Party Rights in the name of the relevant Area of Interest LLC for the benefit of the Alliance;

(C)	both Parties shall have the right to participate with the Operator Company in the negotiations with the holder of the Third Party Rights;

(D)	if the Acquisition Proposal for Third Party Rights is not completed within six (6) months of the approval of the Alliance Management Committee, then the negotiations shall be suspended until such time as a new approval by the Alliance Management Committee is obtained to continue the negotiations; and

(E)	if the Third Party Rights are not acquired as proposed in this subclause 4.2(a)(vii), such Third Party Rights shall remain part of the Areas of Interest and the Alliance, and may be the subject of a further Acquisition Proposal, and in such case the process set out in this subclause will again be applicable.

(b)	There shall be no more than one (1) Acquisition Proposal with respect to Third Party Rights being considered by the Alliance Management Committee at any one time.

(c)	The Work Program and Budget as originally approved, and as may be subsequently amended by the Alliance Management Committee, in connection with an Acquisition Proposal, will be effective upon the date of acquisition of the Rights and subject to Cash Calls as set out herein.

5.	PROJECT GENERATION PHASE

5.1	Term

(a)	The Project Generation Phase will be carried out during the Term. The Initial Term will be extended:

(i)	automatically without any further action by the Parties for a period of up to three (3) months to the extent necessary to enable the Operator to complete a previously approved Work Program and Budget that is incomplete at the end of the Initial Term, and then at BHP’s option should three (3) months be insufficient to complete the previously approved Work Program and Budget; provided that, during any such extension period, neither Party may propose any new Area of Interest nor may any new activities be commenced;

(ii)	at BHP’s election, to the extent necessary to account for delays in the Operator’s completion of various Work Programs resulting from Force Majeure events or other agreed events outside the control of the Operator, including delays in obtaining Rights, and only in such instances where the BHP Funding Commitment is not fully advanced by BHP; and

(iii)	by mutual written agreement of the Parties, at any time.

5.2	Main Objectives of Project Generation Phase

The main objectives during the Project Generation Phase are for Ivanhoe Parties, with the BHP Funding Commitment and thereafter joint funding from Ivanhoe and BHP, to carry out generative and early-stage exploration in the form of geological reconnaissance, surveys, studies, initial mapping, field visits, sampling, target definition, staking, initial drilling, and applying for, acquiring and/or obtaining Rights in the Areas of Interest to explore for Minerals with a particular focus on nickel and copper mineralization including the use of the Typhoon System to rapidly screen large areas under thick cover. For the avoidance of doubt, all such activities shall be engaged in by the applicable Area of Interest LLC, and all Rights derived therefrom, shall be owned by such applicable Area of Interest LLC.

5.3	Work Programs and Budgets

(a)	The Alliance Management Committee will be responsible for providing technical oversight over, establishing the parameters for, and approving work programs (“Work Programs”) and budgets (“Budgets”) regarding the activities of the Alliance.

(b)	During the Project Generation Phase all Work Programs and Budgets for any Operations will be prepared by the Operator and presented to the Alliance Management Committee at least thirty (30) days prior to the Alliance Management Committee’s meeting at which such Work Programs and Budgets will be considered. The Alliance Management Committee may approve (with or without its own revisions) or not approve such Work Programs and Budgets. If the Alliance Management Committee does not approve a Work Program and Budget, the Operator shall have five (5) Business Days to submit a revised Work Program and Budget for approval by the Alliance Management Committee.

(c)	If:

(i)	the Operator does not prepare and submit a Work Program and Budget when required to do so;

(ii)	the Operator does not submit a revised Work Program and Budget within the five (5) Business Day period as set out in subclause 5.3(b); or

(iii)	the Alliance Management Committee does not approve a revised Work Program and Budget within ten (10) Business Days of receiving a revised Work Program and Budget as set out in subclause 5.3(b),

either BHP or Ivanhoe, or both, may prepare and present a revised Work Program and Budget to the Alliance Management Committee within ten (10) Business Days after any such event. If the process contemplated in this subclause 5.3(c) does not result in the Alliance Management Committee approving a Work Program and Budget then clause 7.3 will apply.

(d)	Budgets will be prepared on an annualized basis and shall include a pro rata breakdown on a two Quarterly basis to align with Cash Calls. All Work Programs and Budgets will include separate line items describing individualized budgeted payments to be made to Indigenous Groups, the community or landowners including Expenditures in connection with any rights to access land.

(e)	The initial Work Program and Budget will cover the period starting on the Commencement Date and ending on June 30, 2025 (the “Initial Work Program and Budget”). The Initial Work Program and Budget will be prepared by the Technical Committee as soon as possible after the Commencement Date with the aim of being submitted to the Alliance Management Committee with sufficient time for approval within thirty (30) days following the Commencement Date. Additional Work Programs and Budgets, following the Initial Work Program and Budget, will be prepared for each subsequent 12-month period during the Initial Term commencing July 1, 2025, except for the last Work Program and Budget will cover the period starting on July 1, 2026 and ending on the third (3rd) anniversary of the Commencement Date.

5.4	Project Generation Phase Funding

(a)	During the Project Generation Phase, subject to the terms of this Agreement, BHP and Ivanhoe shall fund all Expenditures in the Work Programs and Budgets approved by the Alliance Management Committee as follows:

(i)	BHP shall solely fund the Expenditures until the BHP Funding Commitment is satisfied; and

(ii)	thereafter BHP and Ivanhoe shall each fund 50% of all such Expenditures.

(b)	If BHP funds Expenditures in excess of the BHP Funding Commitment with the consent of Ivanhoe during the Project Generation Phase, any excess funds shall be credited towards any future Cash Call for the benefit of BHP.

(c)	BHP shall transfer funds (which for greater certainty will be deemed payment of a first Cash Call) to the Operator within fifteen (15) days after the last to occur of:

(i)	the date the Alliance Management Committee approves the Initial Work Program and Budget;

(ii)	the date the Parties agree on the template agreement contemplated in subclause 2.4(d);

(iii)	the date the Parties agree on the template agreement contemplated in subclause 2.4(f); and

(iv)	the date the Parties agree on the template Tax Partnership Agreement for each Area of Interest LLC,

in an amount sufficient to fund the Initial Work Program and Budget through to December 31, 2024. For greater certainty, BHP shall not be required to fund any Operations within any Area of Interest until such time that the Area of Interest LLC for such Area of Interest has been established and a Tax Partnership Agreement for such Area of Interest LLC has been executed.

(d)	After the initial funding as contemplated in subclause 5.4(c), funding will be provided as follows:

(i)	on the basis of the applicable Work Program and Budget approved by the Alliance Management Committee, the Operator shall submit to BHP and Ivanhoe, as applicable, a cash call for the estimated cash requirements for the next two Quarters (other than the final period ending on the 3rd anniversary of the Commencement Date) on a rolling basis commencing January 1, 2025 for the period through to June 30, 2026 (a “Cash Call”);

(ii)	each Cash Call will include an itemized statement reconciling the actual, accrued, and forecasted Expenditures for such period of the Work Program and Budget against the approved Work Program and Budget, and Cash Calls made to date, including an explanation for any significant variances; and

(iii)	BHP and Ivanhoe, as applicable, shall pay to the Operator the amount specified in the Cash Call within thirty (30) days after the receipt of the Cash Call but provided that a Party is not required to fund a Cash Call unless all reports required under clause 8.2, and the itemized statement described in subclause 5.4(d)(ii), have been timely delivered and are current.

(e)	Any funds advanced by BHP or Ivanhoe in connection with a Cash Call that are in excess of the amount actually expended during the relevant Quarters shall be carried forward and credited to the funding requirement for the following Quarters. If there are excess funds not expended at the end of the Term, then such excess funds shall be credited for the benefit of BHP and Ivanhoe in any applicable Joint Venture or returned to BHP and Ivanhoe, as applicable. For greater certainty, if the full BHP Funding Commitment is not expended and Ivanhoe has not advanced any funds pursuant to a Cash Call then the excess funds would be payable to BHP but if both BHP and Ivanhoe have advanced their portion of all Cash Calls any excess would be divided equally.

(f)	For each Project, a specific accounting record shall be implemented in order to register the specific funds and expenses associated with both BHP and Ivanhoe for such Project. The Operator will expend all monies advanced by BHP and Ivanhoe on a pro rata basis.

(g)	Expenditures during the Project Generation Phase incurred by the Operator will be considered to have been incurred solely for and on behalf of the Party (or Parties) that funded or reimbursed such Expenditures, and such Party (or Parties) will be the sole person (or persons) entitled to claim such Expenditures for income tax purposes and will be subject to the relevant Tax Partnership Agreement.

6.	JOINT VENTURE PHASE

6.1	Approval as Joint Venture Project

(a)	The approval of a Project as a Joint Venture Project will be subject to the following process:

(i)	either Party may submit at any time, and from time to time, a written proposal to the Alliance Management Committee for a Project to become a joint venture project (such project a “Joint Venture Project” and such proposal a “Joint Venture Proposal”);

(ii)	the Joint Venture Proposal shall include all relevant technical and commercial information reasonably available to, or in the possession of, the nominating Party and shall include any proposed area of interest (but within the Area of Interest) surrounding the Project within which all business and other activities will only be undertaken for the benefit of the Joint Venture Project;

(iii)	upon receipt of the Joint Venture Proposal, any member of the Alliance Management Committee may request additional information from the nominating Party or the Operator and the nominating Party or the Operator shall use commercially reasonable efforts to provide such additional information, if obtainable;

(iv)	within thirty (30) Business Days after the delivery of the Joint Venture Proposal to the Alliance Management Committee, the Alliance Management Committee shall meet to discuss the Joint Venture Proposal and decide whether to approve, with or without amendments, or reject the Joint Venture Proposal;

(v)	if a Joint Venture Proposal is approved by the Alliance Management Committee, then, upon the date of receipt of the last to be obtained, of any approvals, consents or clearances from a Governmental Authority assessed and mutually agreed by the Parties as necessary for the legal formation of the Joint Venture or upon the date it is confirmed that no such approvals, consents or clearances are required (the “JV Designation Date”), a Joint Venture will be established and thereafter subclauses 6.3 to 6.5 will apply;

(vi)	if a Joint Venture Proposal is rejected or not approved within the thirty (30) Business Day period by the Alliance Management Committee, and:

(A)	the total Expenditures in the relevant Area of Interest during the Project Generation Phase has exceeded $3 million, then the Project will become an Excluded Property, provided however that any acquisition of Rights or other interests in the Excluded Property may only be pursued by the nominating Party (and not the other Party) and subclause 6.2 will apply; or

(B)	the total Expenditures in the relevant Area of Interest during the Project Generation Phase has not exceeded $3 million, then the Project shall remain part of the Areas of Interest and the Alliance and may become the subject of a further Joint Venture Proposal.

(b)	Until the Joint Venture Phase commences as determined in accordance with subclause 6.3(d), any outstanding approved Work Program and Budget related to a Project that becomes a Joint Venture Project shall be completed in accordance with the provisions governing the Project Generation Phase.

6.2	Declining to Enter Into Joint Venture and Dealing with Excluded Property

(a)	If a nominating Party wishes to pursue an Excluded Property on its own behalf in accordance with subclause 6.1(a)(vi)(A) then:

(i)	at the option of the nominating Party:

(A)	all Rights and other interests related to the Excluded Property where the Excluded Property does not constitute the whole of the Area of Interest will be Transferred from the relevant Area of Interest LLC to the nominating Party (to the extent not already held by the nominating Party) or to an Affiliate, as determined by the nominating Party; or

(B)	where the Excluded Property constitutes the whole of the Area of Interest all the member interests in the relevant Area of Interest LLC will be transferred to the nominating Party (to the extent not already held by the nominating Party) or an Affiliate, as determined by the nominating Party and the non-nominating Party shall abandon and/or forfeit any and all right, title, and interest in and to all equity interests in the relevant Area of Interest LLC; in either case within sixty (60) days after the date the Joint Venture Proposal was rejected or not approved, for no additional consideration;

(ii)	all of the rights, interests and obligations in connection with the Excluded Property will be directly or indirectly (as applicable) assumed by the nominating Party and the other Party will have no rights, interest or obligations (direct or indirect) except pursuant to the Royalty Agreement, if applicable; and

(iii)	if the total Expenditures in the Area of Interest that covers the Excluded Property during the Project Generation Phase has exceeded $5 million, the nominating Party (the “Royalty Payor”) shall cause the grant or conveyance, as the case may be, of a 1.0% Royalty in respect of the Excluded Property to the other Party (the “Royalty Holder”) whether by the relevant Area of Interest LLC or otherwise, and the Royalty Payor and the Royalty Holder will enter into a Royalty Agreement. If the other Party is one of the Ivanhoe Parties, the Royalty Holder will be Ivanhoe or an Affiliate of Ivanhoe that is not the Operator Company.

6.3	Conversion of an Area of Interest LLC to a Joint Venture LLC

(a)	Except as otherwise agreed to by BHP and Ivanhoe, if a Project operated by an Area of Interest LLC is approved by the Alliance Management Committee to become a Joint Venture Project, then such Area of Interest LLC shall on and from the JV Designation Date be treated as a Joint Venture LLC. Any other Rights within the relevant Area of Interest LLC that do not form part of the Joint Venture Project, as agreed to by the Parties, will be transferred with thirty (30) days of the JV Designation Date to a newly formed Area of Interest LLC unless the Parties agree otherwise.

(b)	On the JV Designation Date, the Operator Company shall cause the relevant Joint Venture LLC to issue solely for applicable corporate and commercial purposes a sufficient number of membership interests to BHP or its designated Affiliate so that the Initial Ownership Interest is reflected, it being agreed that such issuance shall be a non-event for applicable income tax purposes as BHP will have already been treated as the owner of such membership interests for applicable income Tax purposes as more fully described in the Tax Partnership Agreement.

(c)	At any time that BHP determines it is reasonable to expect that a Project may become a Joint Venture Project, BHP may prepare and deliver to Ivanhoe initial drafts of the Joint Venture Documents that would be applicable to such Project. Upon receipt of the initial drafts of the Joint Venture Documents, the Parties shall use best efforts and shall work in good faith to agree on the final versions of the Joint Venture Documents in order to approve, adopt, file, or execute the Joint Venture Documents, as applicable, on or within 60 days after the JV Designation Date. The Joint Venture Agreement shall reflect and incorporate the terms set forth in the attached Schedule A, incorporated herein as part of this Agreement, in all material respects unless otherwise agreed by the Parties.

(d)	The Joint Venture Phase will automatically commence for the corresponding Joint Venture Project on the JV Designation Date and will be subject to the terms set out in this Agreement and Schedule A, until superseded by the Joint Venture Documents.

(e)	Upon the approval, adoption, filing, or execution of the Joint Venture Documents, as applicable the Joint Venture Project will cease to be subject to this Agreement but provided that in the time period between the approval of the Joint Venture Project and the execution of the Joint Venture Documents, no substantial matters shall be undertaken by the Joint Venture save for those activities contemplated by subclause 6.1(b).

(f)	In connection with the conversion of an Area of Interest LLC into a Joint Venture LLC and approval, adoption, filing or execution of the Joint Venture Documents, Ivanhoe Parties will, subject to any required regulatory approval or filings, Transfer to the Joint Venture LLC to the extent not already held by the Joint Venture LLC:

(i)	all of its Rights in and to such Project that has become a Joint Venture Project;

(ii)	the Exploration Data and Records developed, acquired or created by BHP or Ivanhoe Parties in connection with the Joint Venture Project;

(iii)	all Alliance IP, if any, solely in connection with such Joint Venture Project; and

(iv)	all other rights, assets and other data related to such Joint Venture Project,

free and clear of Encumbrances except Permitted Encumbrances, provided however if any pending applications remain outstanding that are not transferable to the Joint Venture LLC, Ivanhoe Parties shall hold all of its rights, title and interests in such pending applications as trustee in bare trust for (or as the agent and/or nominee of) the Joint Venture LLC as beneficiary and shall continue to pursue such applications at the expense of the Joint Venture and upon approval of such applications shall Transfer any Rights or other assets to the Joint Venture LLC, all of which shall be reflected in the Joint Venture Documents.

(g)	Prior to or concurrently with the establishment of a Joint Venture, the Parties will mutually agree who will become the initial Joint Venture operator, each acting reasonably and taking into reasonable consideration the nature of the Joint Venture Project. If the Parties agree, the Joint Venture operator may assume Ivanhoe Parties’ obligations under one or more contracts with independent contractors engaged in Operations with respect to such Joint Venture Project. If the Parties are unable to agree who will become the initial Joint Venture operator, the Parties will place the Joint Venture Project on care and maintenance until an agreement has been reached and the Operator Company shall be the interim Joint Venture operator until the Parties agree otherwise. The Parties agree that they will take the dispute to successively higher levels of the Parties’ management up to and including the President and CEO of Ivanhoe and Vice President Metals Exploration of BHP.

(h)	Provided that BHP and Ivanhoe have each funded their full portion of all Expenditures in accordance with subclause 5.4(a) during the Project Generation Phase with respect to a Project that becomes a Joint Venture Project then each of BHP and Ivanhoe will have earned the Initial Ownership Interests on the JV Designation Date, with such Initial Ownership Interests being reflected through the ownership of the membership interests of the Joint Venture LLC for such Joint Venture Project. For greater certainty, Ivanhoe shall be entitled to the Initial Ownership Interest with respect to a Joint Venture Project even where it has not provided any funding as a result of it not yet being required to do so under subclause 5.4(a), or where the BHP Funding Commitment has not been exhausted at the time that a Project becomes a Joint Venture Project.

(i)	Except for any income taxes due by a Party, the Joint Venture LLC shall bear the costs and expenses incurred for the transfer or contribution, as the case may be, by any of the Parties to the Joint Venture LLC of:

(i)	all of the respective Rights in and to a Joint Venture Project;

(ii)	the Exploration Data and Records developed, acquired or created by BHP or Ivanhoe Parties in connection with a Joint Venture Project; and

(iii)	all other rights, assets and other data related to a Joint Venture Project.

The aforementioned costs and expenses include but are not limited to the preparation of documents, payment of governmental and filing fees and reasonable Third Party advisory fees.

6.4	Main Objective of Joint Venture Phase

(a)	The main objective during the Joint Venture Phase is to further explore and evaluate exploration results in the area of the Joint Venture Project, to evaluate any identified copper or nickel deposits as to its technical, economic and above ground merit, and if appropriate, to develop, operate and expand a mine and associated infrastructure.

(b)	The Joint Venture will have a management committee composed of three members appointed by each Joint Venture party for a total of six members (the “Joint Venture Management Committee”). The Joint Venture parties’ votes on the Joint Venture Management Committee will be proportional to their participating interests in the Joint Venture.

(c)	Until the approval, adoption, filing, or execution of the Joint Venture Documents, as applicable, the members of the Alliance Management Committee will constitute the Joint Venture Management Committee.

6.5	Joint Venture Funding

(a)	During the Joint Venture Phase, each Party will contribute pro rata to their respective interest in the Joint Venture in accordance with the Joint Venture Documents.

(b)	Contributions, funding and reimbursements shall be accounted for in respect of the Joint Venture Phase, separately for each Joint Venture Project. Any such contributions shall be treated as contemplated in the Joint Venture Documents and the relevant Tax Partnership Agreement.

7.	ALLIANCE MANAGEMENT COMMITTEE

7.1	Formation of Alliance Management Committee

(a)	Upon execution of this Agreement, an Alliance management committee (“Alliance Management Committee”) will be formed comprised of a total of six members being three representatives appointed by BHP and three representatives appointed by Ivanhoe, and it will have the responsibilities as set out in subclause 7.4. Each member shall have an alternate appointed by each of BHP and Ivanhoe, as applicable.

(b)	Each Party must notify the other Party following execution of this Agreement of the names and contact details of their respective representatives on the Alliance Management Committee and their respective alternates. Each Party’s alternate shall be authorized to act on the representative’s behalf at a meeting from which the representative is absent. Each of BHP and Ivanhoe, respectively, may remove its appointed representatives and its alternates upon prior written notice to the other Party. Every appointment and removal of an appointee or alternate by a Party takes effect when notice of that appointment or removal is received by the other Party or at a later time if specified in the notice.

(c)	For each Project, the Alliance Management Committee will be in effect until the Project is designated a Joint Venture Project and the Joint Venture Phase for such Joint Venture Project has commenced as determined in accordance with subclause 6.3(d).

7.2	Meetings

(a)	Meetings of the Alliance Management Committee will be held each Quarter, or as otherwise determined by the Alliance Management Committee, and shall be called on at least ten (10) days’ written notice by the Operator. The Operator or any Party may on at least ten (10) days’ notice call an ad hoc meeting of the Alliance Management Committee. The Alliance Management Committee, acting unanimously, may waive or reduce the notice period to a period less than ten (10) days. Subject to subclause 7.2(b)(i), for each meeting an agenda must, at least five (5) days prior to that meeting, be distributed to the Operator and the Parties by the person calling that meeting.

(b)	No material item of business will be transacted at a meeting of the Alliance Management Committee meeting unless:

(i)	the item of business appears on an agenda circulated at least five (5) days before the meeting by the person calling the meeting; or

(ii)	subject to subclause 7.2(e), at least one representative of each Party is present and those representatives unanimously agree to the item being added to the agenda.

(c)	The Operator must cause minutes of each meeting to be taken and distributed to the Parties for comments within ten (10) days subsequent to that meeting. Each Party shall provide comments within an additional ten (10) days. The Operator will incorporate comments from the Parties and circulate a final draft within a further ten (10) days that will be the subject of approval by the Alliance Management Committee on or before the next meeting.

(d)	Any member of the Alliance Management Committee may attend any meeting by conference telephone or web-based audio or video call, so long as all attendees at that meeting can hear and be heard by all other attendees.

(e)	A quorum for a meeting of the Alliance Management Committee will be a majority of the representatives (or alternates) including at least one representative from each of BHP and Ivanhoe; provided, however, that if BHP or Ivanhoe, through their duly appointed Alliance Management Committee representatives or alternates, fail to attend two consecutive properly called meetings, then a quorum will exist at a third duly called meeting if the other Party is represented by all of its appointed Alliance Management Committee representatives, and a vote of such other Party’s representative will be considered the vote required for the purposes of the conduct of all business properly notified even if such vote would otherwise require unanimity of both BHP and Ivanhoe’s representatives.

(f)	Each representative of BHP and of Ivanhoe will have one vote on the Alliance Management Committee. All items to be approved by the Alliance Management Committee shall require unanimous approval. Where the approval is not unanimous, the representatives of Ivanhoe will have the deciding vote with respect to matters to be approved by the Alliance Management Committee, unless such matter relates to the following, in which case, unanimous approval is still required:

(i)	taking any action or any other matter which relates to HSEC Performance, compliance with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws, human rights and other business conduct matters which may expose the Alliance or the Parties to material legal or reputational risk;

(ii)	any decision to surrender or relinquish any Rights in an Area of Interest held on behalf of the Alliance (other than as part of an Excluded Property Proposal which shall be determined in accordance with clause 2.3);

(iii)	approval of a Work Program and Budget;

(iv)	entry into, or amendment, or termination of Related Party transactions exceeding $1,000,000 unless such transactions are included in an approved annual Work Program and Budget (which may include the provision of services from CGI to the Alliance and services related to the Typhoon System); and

(v)	approval of an AOI Proposal, an Acquisition Proposal, an Excluded Property Proposal or a Joint Venture Proposal.

(g)	In lieu of a meeting, the Alliance Management Committee may pass resolutions in writing signed by all members of the Alliance Management Committee.

(h)	The Alliance Management Committee may establish such rules of procedure for itself as the Alliance Management Committee deems fit, provided that such rules are not inconsistent with this Agreement.

7.3	Deadlock Resolution

(a)	If a matter contemplated under subclause 7.2(f)(i) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws, human rights and other business conduct matters, HSEC Performance), 7.2(f)(ii) (Rights Relinquishment), 7.2(f)(iii) (Work Program and Budget) (only after exhausting the steps set out in subclause 5.3(c)) or 7.2(f)(iv) (Related Party Transactions) is submitted for approval to the Alliance Management Committee and the representatives of Ivanhoe and BHP cannot come to a unanimous decision, then the matter may be raised by either Party to the other Party for further discussion and resolution. If the Parties fail to agree as to the disposition of the matter within a period of sixty (60) days after a non-unanimous vote, then a deadlock will be deemed to have occurred in relation to that matter (a “Deadlock”).

(b)	A Deadlock (other than a Deadlock referenced in subclause 7.3(c)) shall be considered by successively higher levels of the Parties’ management up to and including the President and CEO of Ivanhoe and Vice President Metals Exploration of BHP for resolution, and if the Deadlock has not been resolved within a further period of sixty (60) days after a Deadlock has been deemed to have occurred under subclause 7.3(a) then:

(i)	if the Deadlock relates to a matter under subclauses 7.2(f)(ii) (Rights Relinquishment) or 7.2(f)(iv) (Related Party Transactions) each Party will prepare an alternate proposal in writing to dispose of or resolve such Deadlock and each proposal shall be submitted to an Independent Expert within twenty (20) Business Days after the 60-day period and the Independent Expert shall chose, within a further twenty (20) Business Days after the last received proposal, one of the proposals as the determinative resolution which will be binding on the Parties taking into consideration complying with the highest standards of HSEC Performance, anti-corruption, human rights and other business conduct matters; and

(ii)	if the Deadlock relates to a matter under subclause 7.2(f)(iii) (Work Program and Budget) the Parties shall implement a Deadlock Sustaining Budget and shall continue to seek to resolve the Deadlock within a further sixty (60) days and if the Deadlock is not resolved by the end of such 60-day period, each Party shall have the right, but not obligation, to terminate this Agreement by sending written notice to the other Party.

(c)	A Deadlock which comprises or includes a matter referred to in subclause 7.2(f)(i) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws, human rights and other business conduct matters, HSEC Performance) shall be considered by the President and CEO of Ivanhoe and Vice President Metals Exploration of BHP for resolution and if the Deadlock has not been resolved within a further period of six (6) months after a Deadlock has been deemed to have occurred under subclause 7.3(a) then each Party shall have the right, but not obligation, to terminate this Agreement by sending written notice to the other Party.

7.4	Alliance Management Committee Responsibilities

The Alliance Management Committee will have the exclusive responsibilities:

(a)	to oversee, supervise and direct all Operations conducted by the Operator;

(b)	to review Expenditures and technical work progress, including to determine the form of and review the Monthly Reports and Quarterly Reports;

(c)	to determine the form of and approve Work Programs and Budgets and any amendments thereto developed by the Operator;

(d)	for reviewing the Operator’s performance of the approved Work Program and Budgets;

(e)	for reviewing the Operator’s performance in maintaining Mineral Rights;

(f)	for reviewing Operator’s implementation of compliance policies and procedures (including, without limitation policies and procedures for compliance with the Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws); and

(g)	for providing direction in relation to any other matters concerning the Operations, including but not limited to establishing (or reviewing Operator’s implementation of) policies and procedures incorporating Good Mining Practices with respect to:

(i)	environmental and social governance;

(ii)	health, safety and environmental compliance;

(iii)	security;

(iv)	human rights, community, indigenous affairs (including land access and cultural heritage impacts) and government relations;

(v)	contractor engagement and management (including, without limitation, specifying those contracts or categories of contracts requiring the approval of the Alliance Management Committee);

(vi)	resource identification; and

(vii)	geological drilling.

7.5	Technical Subcommittee

(a)	The Alliance Management Committee may establish and delegate responsibilities to subcommittees.

(b)	The Alliance Management Committee will establish a technical steering committee of not more than two members from each of Ivanhoe and BHP (the “Technical Committee”) to which subclause 7.2 will apply mutatis mutandis other than subclause 7.2(f) which will apply such that the Technical Committee shall operate by unanimous vote without exceptions. If the Technical Committee is unable to make a recommendation on a unanimous basis the matter shall be considered by the Alliance Management Committee and representatives from the Technical Committee will have an opportunity to present different positions. The Technical Committee will, among other things, focus on providing technical guidance, expertise and commentaries on the Work Programs and Budgets, ongoing Operations and any other technical consideration with respect to the Alliance for recommendation to the Alliance Management Committee.

(c)	Each of BHP and Ivanhoe will designate its members of the Technical Committee as soon as practical after the Commencement Date. If the Technical Committee has not been established with the required members from each of Ivanhoe and BHP and held its first meeting prior to the date on which the second Cash Call is due, BHP will be entitled to delay payment of such Cash Call until the Technical Committee has been properly established and has held its first meeting.

8.	OPERATOR AND OPERATIONS

8.1	Appointment of Operator

The Operator Company will act as Operator during the Project Generation Phase and shall be fully responsible for all Operations pursuant to approved annual Work Programs and Budgets, subject to any changes as approved and directed by the Alliance Management Committee.

8.2	Operator’s Obligations

At all times while the Operator Company is the Operator, Ivanhoe Parties are obligated to do, or cause to be done, the following (and Ivanhoe Parties shall be fully responsible, on a joint and several basis, for such obligations save that Ivanhoe Parties shall not be fully responsible for such obligations (and shall not be required to indemnify BHP) to the extent that the taking of any of the following actions requires unanimous approval of the Alliance Management Committee, the BHP representatives have been provided with all information reasonably requested and the BHP representatives do not provide the necessary approval for Ivanhoe Parties to carry out such actions):

(a)	to carry out Operations in a prudent, workmanlike and efficient manner, with the degree of effort, skill and judgment that is in accordance with Good Mining Practices and in accordance with all applicable Laws and all Rights relating to the Projects;

(b)	to apply for or acquire all Rights in the name of the relevant Area of Interest LLC, unless the Parties mutually determine otherwise;

(c)	to make all payments, including Taxes, governmental fees and any other disbursements related to the Operations (other than income Taxes of the members or partners of the Area of Interest LLCs) and as further required by applicable Laws to evidence the satisfaction of any minimum work/investment obligations required by the Rights and the Laws;

(d)	if Ivanhoe Parties enters into any contracts with any Third Party for goods or services relating to the Operations, all such contracts shall be in writing and be reviewed by legal counsel to Ivanhoe and be in form and substance consistent with Good Mining Practices;

(e)	to pay and discharge all wages and accounts for materials and services and all other costs and expenses that may be incurred by the Operator in connection with its Operations and to save BHP harmless from and against all liens in respect of such Operations which may be filed against any Project and in the event of any liens being so filed, to proceed forthwith to have the same removed, provided that the foregoing provision will not prevent the Operator from properly contesting in good faith any claims for liens which the Operator considers unjustified;

(f)	without limiting subclause 8.5, to do all things necessary to maintain Mineral Rights or cure title defects pertaining to a Project as may be advisable in its reasonable judgment to continue to advance a Project;

(g)	for the purposes of this Agreement, to apply for all necessary Rights and approvals, comply with all applicable Laws and notify all members of the Alliance Management Committee promptly of any allegations of violations thereof;

(h)	unless consistent with an approved Work Program and Budget, not to undertake any Operations or other activities within the Areas of Interest except in accordance with this Agreement and as approved and directed by the Alliance Management Committee;

(i)	to maintain and keep in force and, upon request by BHP provide reasonable documentary verification of, levels of insurance in accordance with Good Mining Practices taking into consideration the nature of the Operations at the relevant time;

(j)	to permit BHP, its employees or duly authorized representatives, at their own expense and on reasonable notice to the Operator, access to any areas being explored during the Project Generation Phase, any Project, the information, maps, drill logs, core tests, reports, surveys, analyses, technical, accounting and financial records, and Exploration Data and Records with respect to same, the Operator’s books and records in relation thereto, and such other information and documentation as BHP may reasonably request related thereto, in order to examine and inspect any Operations carried out by or on behalf of the Operator and results obtained therefrom and to conduct other technical evaluations and assessments;

(k)	to carry out engagement plans with Key Stakeholders as set out in each Work Program;

(l)	to document engagement with Key Stakeholders for each Work Program and, if requested by the Alliance Management Committee to make the relevant documentation available;

(m)	to carry out Operations and all activities associated with this Agreement in conformity with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws and to promptly, and in any event within five (5) Business Days, notify BHP and the Alliance Management Committee of any actual or suspected violations of any such Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws in connection with such Operations and activities;

(n)	to carry out and comply with Good Mining Practices in respect of health, safety, the environment, community engagement, human rights and other business conduct matters;

(o)	to consider, develop and submit to the Alliance Management Committee for consideration and approval, all Work Programs and Budgets, use all commercially reasonable efforts to achieve the objectives set out in Work Programs and Budgets and to incorporate any feedback provided from the Alliance Management Committee in the performance of Operations;

(p)	without limiting subclause 18.4, to maintain true and correct books, accounts and records of Expenditures in accordance with generally accepted accounting principles in the United States consistently applied in addition to those to be maintained in accordance with the requirements of any applicable Law or Right and to provide access to, and copies of, such books, accounts and records, and such other information and documentation as each Party may reasonably request, to such requesting Party or a certified public accountant or chartered accountant appointed by such requesting Party to audit such books, accounts, records information and documentation. For greater certainty, all Expenditures must be supported by documents that accurately, completely and properly describe such Expenditure and the reason for the Expenditure and no accounts can be kept ‘off-book’ to facilitate or conceal payments;

(q)	to deliver to the Alliance Management Committee within ten (10) Business Days following the end of each calendar month during the Term (or at such other time and frequency as determined by the Alliance Management Committee), monthly finance and activity reports (the “Monthly Reports”) containing information on:

(i)	an itemized statement of actual and accrued Expenditures for the relevant month and from the beginning of the Work Program and Budget to the end of the relevant month, including a reconciliation to the original Budget and an explanation of any significant variances, and forecasted Expenditures until the end of the Work Program and Budget;

(ii)	current cash balance available to the Operator Company;

(iii)	any anticipated or forecast shortfalls in funding that may require a Cash Call earlier than that required by the approved Budget and the reason for such anticipated or forecast shortfalls.

(iv)	a summary of health, safety, environment and community matters, and matters pertaining to compliance with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws, for the month including key performance metrics as established by the Alliance Management Committee and any incidents which occurred during the month or actions from previous incidents which are ongoing, correspondence with Governmental Authorities and communities;

(v)	such other financial information as the Alliance Management Committee or a Party’s representative requests to be included in such Monthly Reports from time to time; and

(vi)	at the discretion of the Operator with respect to the level of disclosure, any information related to Operations, the Projects or other exploration matters that would be considered material to each Party’s full understanding of the exploration activities taking place within any Area of Interest or at any Project.

(r)	to deliver to the Alliance Management Committee, within fifteen (15) Business Days following the end of each Quarter during the Term, financial and Operations reports (the “Quarterly Reports”) that shall include comprehensive reports for the preceding Quarter of:

(i)	the Operations completed during such period;

(ii)	an itemized statement of actual and accrued Expenditures for the relevant Quarter and from the beginning of the Work Program and Budget to the end of the relevant Quarter, including a reconciliation to the original Budget and an explanation of any significant variances, and forecasted Expenditures until the end of the Work Program and Budget;

(iii)	current cash balance available to the Operator Company;

(iv)	any anticipated or forecast shortfalls in funding that may require a Cash Call earlier than that required by the approved Budget and the reason for such anticipated or forecast shortfalls.

(v)	a summary of all relevant results from Operations, including all information related to geophysics, geochemistry, drilling work completed, assays received and any significant intercepts made, all interpretations, models and reports, and confirmation that all technical data has been stored in a common server or storage unit and is available for the Parties to access;

(vi)	a summary of health, safety, environment and community matters, correspondence with Key Stakeholders, and matters pertaining to compliance with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws, including key performance metrics as established by the Alliance Management Committee and any incidents which occurred during the Quarter or actions from previous incidents which are ongoing; and

(vii)	such other information as the Alliance Management Committee or a Party’s representative requests to be included in such Quarterly Reports from time to time;

(s)	notify as soon as reasonably possible the Parties and the Alliance Management Committee, and any Governmental Authority to whom notice is required by applicable Law, in the event of:

(i)	any spills, discharges, releases or deposits of hazardous substances which occur in connection with Operations or which could give rise to environmental liabilities;

(ii)	any incidents involving the actual or potential death or serious injury to Persons or damage to property, which occur in connection with Operations or which could give rise to any Third Party claims;

(iii)	significant technical data learned or obtained related to the Project Generation Phase; and

(iv)	any other adverse event on any Project, including any issues related to compliance with HSEC Performance, any incident regarding Critical HSEC Activities, any lost time incident, or otherwise,

and copy the Parties on any such notifications to Governmental Authorities, together with details of the information provided, forthwith.

8.3	Right to Objections

BHP will have the right to raise objections with the Operator concerning the Quarterly Reports and the Monthly Reports within forty-five (45) days following receipt of a Quarterly Report and within fifteen (15) days following receipt of a Monthly Report, as applicable. The Operator will be obliged to respond in a reasonably timely manner to such objections by providing all details necessary or required by BHP acting reasonably.

8.4	Carrying Out Work Programs and Budgets

Upon approval of a Work Program and Budget in accordance with this Agreement, the Operator shall, subject to clause 17.1, carry out such Work Program and Budget within the time periods set out therein subject to any changes approved by the Alliance Management Committee.

8.5	Maintenance of Projects

(a)	Subject to receipt of necessary funds and in accordance with the applicable Work Program and Budget:

(i)	the Operator covenants to keep acquired Rights and Projects in good standing at all times, including by conducting all required assessment work and making all required tax, expenditures and other maintenance payments, as well as any earn-in or option payments that may be required in respect of Third Party Rights (“Maintenance Payments”) and curing any defects in title that may be revealed;

(ii)	the Operator covenants to make application for the renewal of (where renewable and required to be renewed), and file any required document for, the Mineral Rights comprising a Project as required in accordance with any timeframe imposed by applicable Law, and shall take all commercially reasonable efforts to pursue and obtain such renewal;

(iii)	the Operator will be reimbursed for the Maintenance Payments it has properly made through the Budget (which will include Maintenance Payments as Expenditures) if not included in a current Budget. The Operator must provide the Alliance Management Committee with written evidence of the Maintenance Payments, subsequent to payment thereof;

(iv)	if the Operator or Ivanhoe fails to take any action required by this subclause 8.5, BHP shall have the right but not the obligation to take any action (in the name of Ivanhoe Parties or any Area of Interest LLC if the effectiveness of such actions require that they be done in the name of Ivanhoe Parties or an Area of Interest LLC), including to:

(A)	cure any title defects;

(B)	take all necessary action to bring the Rights and Projects into good standing including making all required Maintenance Payments; and

(C)	make application for the renewal of, and file any required document for, the Mineral Rights comprising the Projects,

and Ivanhoe Parties shall at BHP’s request take any and all such actions that are reasonably necessary to assist BHP in such efforts. Any costs incurred by BHP in undertaking such curative actions shall be considered Expenditures under the Work Programs and Budgets.

(b)	Except as contemplated in this Agreement, the Operator covenants to keep the Projects free of all Encumbrances except Permitted Encumbrances.

8.6	Subcontractor Services Contracts

(a)	The Operator shall have the right to carry out its responsibilities hereunder through Subcontractors.

(b)	If the Ivanhoe Parties subcontracts activities that are the responsibility of the Operator under this Agreement, Ivanhoe Parties shall retain the services of Subcontractors pursuant to written agreements on terms and conditions that are no less onerous to the Subcontractor than the obligations, covenants and duties of the Operator under this Agreement. Subject to subclause 3.2, any such written agreement entered into with a Related Party of Ivanhoe shall be on terms and conditions based on an arm’s length relationship.

(c)	Any contract or subcontract existing between the Operator and its Affiliates or Subcontractors in connection with the performance of the Operator’s obligations under this Agreement shall not reduce, relieve or otherwise diminish the Operator’s obligations hereunder.

(d)	Notwithstanding the foregoing, Ivanhoe Parties shall not enter into any contracts with Subcontractors who are Sanctioned Persons or related to Governmental Authorities to the extent this obligation is not otherwise inconsistent with Sanctions Laws or any other applicable Laws.

8.7	BHP Secondees

(a)	BHP shall, at its own expense be entitled (but not required) to second an employee or contractor of BHP (or any of its Affiliates) from time to time (each a “BHP Secondee” and if more than one BHP Secondee the “BHP Secondees”) to the Operator. Not more than one (1) BHP Secondee may be seconded at any time without the consent of Ivanhoe.

(b)	Prior to an employee or contractor of BHP (or its Affiliate) being seconded to the Operator, BHP must deliver to the Operator the name and job title of the proposed BHP Secondee.

(c)	Subject to clause 8.7(b), BHP shall be entitled to change the employees or contractors that constitute the BHP Secondees.

(d)	The Operator and Ivanhoe Parties shall:

(i)	permit any relevant BHP Secondees to provide technical support to the Operations;

(ii)	permit the BHP Secondees such access to Ivanhoe Parties and Operator information that is related to the Alliance, an Area of Interest, a Project, or a Joint Venture, as is reasonable in the context of each BHP Secondee’s role within the Operator (including, for the avoidance of doubt, reasonable access to all offices of Ivanhoe Parties and the Operator), and actively involve each BHP Secondee in workstreams, meetings, discussions or similar relevant to such BHP Secondee’s expertise and experience, including adding each BHP Secondee to appropriate email distribution lists for workstreams relevant to their expertise and experience;

(iii)	provide BHP with all reasonable assistance required in respect of procuring such labour and immigration approvals that may be required (from time to time) in respect of each BHP Secondee; and

(iv)	agree to release BHP, other members of the BHP Group and the BHP Secondee from all claims and Losses arising out of or in connection with the secondment including any technical support provided by the BHP Secondee, except to the extent such claims or Losses are attributable to the gross negligence or wilful misconduct of BHP, other members of the BHP Group or the BHP Secondee, or result from the wilful breach by the BHP Secondee of any Ivanhoe policies regarding HSEC matters.

(e)	BHP agrees that:

(i)	no BHP Secondee shall be entitled to access any mineral property or project of Ivanhoe or its Affiliates that are not a part of the Alliance, nor to any information or documents related thereto;

(ii)	the Ivanhoe Parties and the Operator may implement such policies and procedures necessary to ensure compliance with subclause 8.7(e)(i) including limitations on access to information technology, electronic storage and similar systems; and

(iii)	each BHP Secondee shall comply with all Ivanhoe policies regarding HSEC matters and the failure of the BHP Secondee to comply will be grounds for the Operator and the Ivanhoe Parties to immediately terminate the secondment and return the BHP Secondee to BHP.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Representations and Warranties by Ivanhoe Parties

(a)	Ivanhoe Parties acknowledging that BHP is entering this Agreement in reliance thereon, make the representations and warranties to BHP as set out in Schedule C.

(b)	The representations and warranties set out in Schedule C are provided for the exclusive benefit of BHP and a breach or inaccuracy of any one or more of them may only be waived by BHP in writing (in whole or in part and in its sole discretion) at any time without prejudice to its rights in respect of any other breach or inaccuracy of the same or any other representation or warranty.

9.2	Representations and Warranties by BHP

(a)	BHP acknowledging that Ivanhoe Parties are entering this Agreement in reliance thereon, makes the representations and warranties to Ivanhoe Parties as set out in Schedule D.

(b)	The representations and warranties set out in Schedule D are provided for the exclusive benefit of Ivanhoe Parties and a breach or inaccuracy of any one or more of them may only be waived by Ivanhoe Parties in writing (in whole or in part and in its sole discretion) at any time without prejudice to their rights in respect of any other breach or inaccuracy of the same or any other representation or warranty.

10.	COVENANTS OF IVANHOE PARTIES

10.1	General Covenants

(a)	During the Term, each of the Ivanhoe Parties covenants, on a joint and several basis, to BHP as follows, except where such prohibited action is otherwise expressly required or mandated by this Agreement:

(i)	to ensure that the incorporation documents and by-laws of Operator Company, any Area of Interest LLC or any Joint Venture LLC are not changed or amended without the prior written consent of BHP;

(ii)	to ensure that the outstanding shares of Operator Company and the equity interests in and respecting each Area of Interest LLC and Joint Venture LLC are not Transferred to Third Parties;

(iii)	to ensure that the Operator Company, any Area of Interest LLC and any Joint Venture LLC does not carry on any business other than in connection with the Alliance and as contemplated by this Agreement;

(iv)	to ensure that the Operator Company, an Area of Interest LLC and/or a Joint Venture LLC shall be the only legal and registered owners of the Rights being held for the benefit of the Alliance except as may be permitted by this Agreement;

(v)	to maintain all legal and beneficial ownership over Operator Company, and not alter the ownership, debt, or equity of Operator Company without the prior written consent of BHP;

(vi)	to maintain all legal and beneficial ownership of each Area of Interest LLC or Joint Venture LLC in a manner consistent with the provisions as more particularly set forth elsewhere in this Agreement and the relevant Tax Partnership Agreement, and not to alter the legal or beneficial ownership, debt, or equity of any Area of Interest LLC or any Joint Venture LLC without the prior written consent of BHP or except as may be permitted by this Agreement;

(vii)	to not cause (or allow any Related Party to cause) any Transfer of any Rights or other interests respecting the Areas of Interest;

(viii)	to not Encumber or agree to Encumber (or allow any Related Party to Encumber or agree to Encumber) any Rights or other interests in the Areas of Interest except for Permitted Encumbrances;

(ix)	to perform its, and to cause its Subcontractors to carry out Operations and perform their, activities contemplated by this Agreement in compliance with all applicable Laws (including, without limitation, Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws), and in compliance with the provisions of this Agreement including, without limitation, compliance with clause 18 and HSEC Performance; and

(x)	in the event that a Work Program and Budget relates to activities in an area that is or comes to be claimed or asserted by an Indigenous Group or in respect of which Indigenous Groups hold or come to hold rights pursuant to applicable Laws or in the event that places or sites linked to their identity, culture or worldview are found, Ivanhoe Parties declare and covenant to BHP that it will adopt all measures and necessary safeguards, in accordance with applicable Laws to avoid any damage to the area and to carry out exploration work and other activities of the Alliance with the consent of the respective Indigenous Groups, to the extent possible, or at least having made all efforts in good faith to obtain such consent.

10.2	Security and Notification of Interests

The Parties further agree that in order to protect and secure the interests and rights of BHP, and the obligations of Ivanhoe Parties under subclauses 6.3, 16.3(b)(v) and (vi), 16.3(d), 16.3(e)(i) and (ii), and 16.3(f). Ivanhoe Parties shall grant and pledge a security interest in fifty percent (50%) of the limited liability company interests or membership interests held by Operator Company in each Area of Interest LLC and consent and assist BHP with effecting (or causing to effect) any filings required to perfect such security interest. The grant and pledge of the security interests will be governed by a pledge agreement entered into by BHP and Operator Company for each Area of Interest LLC, substantially in the form as Schedule E.

11.	INDEMNIFICATION

11.1	Indemnification of Ivanhoe Parties

BHP will indemnify and save harmless the Ivanhoe Parties and their Representatives (the “Ivanhoe Indemnified Persons”) from and against (a) any and all legal claims by a Third Party (a “Third Party Legal Claim”) asserted against, and (b) all Losses suffered or incurred by, any Ivanhoe Indemnified Person directly or indirectly arising as a result of, in respect of, in connection with, or arising out of, under or pursuant to any breach or inaccuracy of any representation or warranty made by BHP in this Agreement, or as a result of any breach of any covenant or agreement made by BHP under this Agreement (other than any Joint Venture Agreement or Royalty Agreement).

11.2	Indemnification of BHP

(a)	The Ivanhoe Parties will jointly and severally indemnify and save harmless BHP, BHP Affiliates and their directors, officers, employees, agents, representatives, consultants, other Related Parties and the successors and assigns of all the foregoing Persons (“BHP Indemnified Persons”) from and against all liabilities (joint and several), claims (including securityholder or derivative actions, arbitration proceedings or otherwise), losses (other than losses of profit), costs, damages, expenses, investigations, fines, penalties, proceedings, suits or actions (and to reimburse such Persons for any legal fees reasonably incurred by such Persons in connection with investigating or defending any such action or claim as such expenses are incurred), in any way related to, caused by, or arising directly or indirectly from, or in consequence of Ivanhoe Parties’ actions, omissions or activities as Operator except in respect of a BHP Indemnified Person, where that BHP Indemnified Person has committed fraud, gross negligence, wilful misconduct or has committed a breach of any Anti-Bribery Laws, Sanctions Laws and/or AML/CTF Laws and as qualified in the introduction to clause 8.2; and

(b)	The Ivanhoe Parties will jointly and severally indemnify and save harmless the BHP Indemnified Persons from and against (i) any and all Third Party Legal Claims asserted against, (ii) all Losses suffered or incurred by, any BHP Indemnified Person directly or indirectly arising as a result of, in respect of, in connection with, or arising out of, under or pursuant to any breach or inaccuracy of any representation or warranty made by Ivanhoe Parties in this Agreement, or as a result of a breach by Ivanhoe Parties of any covenant or agreement made by Ivanhoe Parties under this Agreement (other than any Joint Venture Agreement or Royalty Agreement).

11.3	Indemnified Persons

Each Party accepts the above indemnities in favour of its representatives as agent and trustee for each such Ivanhoe Indemnified Person or BHP Indemnified Person which are not a Party hereto, and each Party agrees that each other Party may enforce such indemnity in favour and for the benefit of Ivanhoe Indemnified Persons or BHP Indemnified Persons respectively.

11.4	Third Party Legal Claims

(a)	Promptly after the assertion of any Third Party Legal Claim against any Person entitled to be indemnified pursuant to subclause 11.1 or 11.2, as the case may be, that results or may result in the incurrence by such Ivanhoe Indemnified Person or BHP Indemnified Person of any Losses for which such Ivanhoe Indemnified Person or BHP Indemnified Person would be entitled to indemnification pursuant to this Agreement, such Ivanhoe Indemnified Person or BHP Indemnified Person shall, to the extent permitted by applicable Laws promptly notify the Party from whom such indemnification is or may be sought hereunder (the “Indemnitor”) of such Third Party Legal Claim. Such notice shall also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Legal Claim, the amount of the Third Party Legal Claim or, if such amount is not then determinable, a reasonable estimate of the likely amount of the Third Party Legal Claim. The failure to promptly provide such notice due to a prohibition under applicable Laws, shall not relieve the Indemnitor of any obligation to indemnify the Ivanhoe Indemnified Person or BHP Indemnified Person, except to the extent that such failure prejudices the Indemnitor. Thereupon, the Indemnitor shall have the right, upon written notice (the “Defence Notice”) to the Ivanhoe Indemnified Person or BHP Indemnified Person within thirty (30) days after receipt by the Indemnitor of notice of the Third Party Legal Claim (or sooner if such Third Party Legal Claim so requires), to conduct, at its own expense, the defence against the Third Party Legal Claim in its own name or, if necessary, in the name of the Ivanhoe Indemnified Person or BHP Indemnified Person; provided that:

(i)	the Indemnitor acknowledges and agrees in the Defence Notice that as between the Indemnitor and the Ivanhoe Indemnified Person or BHP Indemnified Person, the Indemnitor is liable to pay for all Losses arising from or relating to such Third Party Legal Claim; and

(ii)	the Indemnitor provides to the Ivanhoe Indemnified Person or BHP Indemnified Person adequate security (approved by the Ivanhoe Indemnified Person or BHP Indemnified Person, acting reasonably) in respect of such Losses.

(b)	The Defence Notice shall specify the counsel the Indemnitor shall appoint to defend such Third Party Legal Claim, and the Ivanhoe Indemnified Person or BHP Indemnified Person shall have the right to approve such defence counsel, which approval shall not be unreasonably withheld. Notwithstanding any Defence Notice, any Ivanhoe Indemnified Person or BHP Indemnified Person shall have the right to employ separate counsel in any Third Party Legal Claim and to participate in the defence thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by the Ivanhoe Indemnified Person or BHP Indemnified Person unless:

(i)	the Indemnitor failed to give the Defence Notice;

(ii)	the Ivanhoe Indemnified Person or BHP Indemnified Person have received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Ivanhoe Indemnified Person or BHP Indemnified Person and the Indemnitor with respect to the Third Party Legal Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules; or

(iii)	the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor.

(c)	The Indemnitor shall keep the other Party apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Legal Claim unless such other Party and the Ivanhoe Indemnified Person or BHP Indemnified Person consents, which consent shall not be unreasonably withheld or conditioned.

11.5	Exclusion of Consequential and Other Losses

(a)	No Party will be liable to the other under or in connection with this Agreement in respect of Losses in the nature of punitive damages, incidental, indirect or consequential loss, loss of opportunity, loss of profit, or loss of goodwill; provided that the foregoing shall not exclude any Losses claimed under any Third Party Legal Claim, even if such Losses include or consist of such punitive damages, incidental, indirect or consequential loss, loss of opportunity, loss of profit, or loss of goodwill.

(b)	Subject to subclause 11.5(a) and excluding all rights of indemnification agreed to under this Agreement which for greater certainty shall not be subject to a cap or threshold, the aggregate liability of any Party to any other Party for any Losses otherwise arising in relation to the Agreement, shall not exceed $15,000,000 and further provided that no Party shall bring a claim for damages against any other Party unless such claim exceeds $200,000 (two hundred thousand) in Losses, in which event the other Party shall pay or be liable for all such Losses from the first dollar. Notwithstanding the foregoing, the limitations on amounts of Losses set forth in this subclause shall not apply to fraud, gross negligence, wilful misconduct, or to the extent prohibited by applicable Law.

11.6	Waiver of Breach

Any Party may waive any breach of any representations, warranties, covenants, agreements or conditions made by any other Party and contained in this Agreement, in whole or in part, at any time, without prejudice to its right in respect of any subsequent breach or any other breach of any representation, warranty, covenant, agreement or condition.

11.7	No Double Recovery

No Party may recover under this Agreement, for breach, under an indemnity or otherwise, more than once in respect of the same Losses suffered.

12.	TRANSFER OF INTEREST

12.1	Scope

Except as permitted under this Agreement, no Party will Transfer or Encumber, whether directly or indirectly, any or all of its rights under this Agreement.

12.2	Permitted Transfer to an Affiliate

(a)	Each of BHP or Ivanhoe may Transfer all but not less than all of its rights under this Agreement to a respective Affiliate provided that such Affiliate:

(i)	assumes and agrees in writing to be bound by the terms of this Agreement;

(ii)	shall make the same representations as the Party it is an Affiliate of, herein set forth in Schedule C or Schedule D, as applicable, with the representations as to entity form, and otherwise, modified as necessary to be factually accurate for such Affiliate; and

(iii)	agrees with the non-transferring Party in writing to re-transfer such interests to the transferring Party before ceasing to be an Affiliate of the transferring Party.

12.3	No Transfer to a Restricted Person

Notwithstanding any other provision of this Agreement, no Party may Transfer, whether directly or indirectly, any or all of its rights under this Agreement to a Restricted Person.

13.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

13.1	Confidential Information

(a)	Except as specifically otherwise provided for herein, the Parties will, and will cause their respective Affiliates to, keep confidential all data and information provided, exchanged or generated in connection with the Alliance, this Agreement, any Projects, the Areas of Interest, any Joint Venture Projects, any Alliance IP, Exploration Data and Records, and other assets in connection with this Agreement and will refrain from using such data and information other than in connection with this Agreement or as contemplated hereunder, or publicly disclosing it, unless:

(i)	required by Law or by the rules and regulations of any Governmental Authority having jurisdiction, including the requirements of any stock exchange or securities regulatory authority;

(ii)	in relation to any and all Exploration Data and Records acquired or developed for the benefit of the Alliance during the Project Generation Phase and all Alliance IP, to any Third Party to the extent reasonably required to carry on business related to the Alliance or to any Third Party to whom a Party has granted a license to use such Exploration Data and Records or Alliance IP, provided that Third Party has agreed to maintain the confidentiality of the data and information and agrees that no rights of ownership shall be acquired by the Third Party to such data and information;

(iii)	to any Affiliate of a Party that has a bona fide need to be informed provided that such Affiliate is advised by the disclosing Party of the confidential nature of such data or information;

(iv)	to a bank, lender, investor or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or to a trustee, representative or agent of such a bank, lender, investor or financial institution provided that such bank, lender, investor or other financial institution is advised by the disclosing party of the confidential nature of such confidential data and information;

(v)	by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliates, provided that such legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliates have first been made aware that the data or information is confidential and have agreed, or are required by their professional governing bodies, to maintain the confidentiality of the data and information; or

(vi)	with the consent of the other Party, such consent not to be unreasonably withheld.

(b)	The restrictions set out in subclause 13.1(a) do not apply to information that is or becomes part of the public domain other than through a breach of the terms hereof.

13.2	News Releases

The Parties will consult with each other prior to issuing any news release or making or filing any other public statement (collectively, a “Release”) to a non-Party except as contemplated by this Agreement or as required for the ordinary course conduct of the Operations by the Operator (including a Governmental Authority) regarding this Agreement, any matter contemplated herein, the Alliance, the Areas of Interest, a Project or a Joint Venture Project or the activities of either Party with respect thereto, with the disclosing Party advising the other Party of the text of the proposed Release. The other Party will have four (4) Business Days to provide the disclosing Party with comments on the proposed Release, and if comments are received from the other Party within such time the disclosing Party will incorporate the other Party’s reasonable changes to the Release before the Release is issued, made or filed. If such comments are not received by the disclosing Party within four (4) Business Days, the disclosing Party is then free to proceed with disclosure of the Release as originally drafted. For greater certainty, the Parties agree that to the extent a statement in a previously approved Release is included or repeated in another Release, the disclosing Party shall not have to seek consultation with and approval from the other Party but shall inform the other Party of the expected date of release. In the event that a Release is required by Law or by the rules and regulations of any Governmental Authority or stock exchange having jurisdiction, and in the opinion of the disclosing Party is required by such Law or rules and regulations to be released earlier than would permit the other Party four (4) Business Days to provide comments, then the disclosing Party shall confirm the time available to review the Release and other Party will provide its comments at the earliest possible time following receipt of the text of the proposed Release, provided that nothing herein will prevent a Party from issuing a Release without having received the comments of the other Party if such immediate Release, in the reasonably held opinion of the disclosing Party, is required by such Law or rules and regulations of such Governmental Authority or stock exchange.

13.3	Intellectual Property Rights; Exploration Data and Records

(a)	BHP and Ivanhoe will own undivided equal shares in all Exploration Data and Records acquired or developed for the benefit of the Alliance during the Project Generation Phase and in any Alliance IP except, where applicable, that any specific Exploration Data and Records and Alliance IP primarily relating to:

(i)	an Excluded Property shall be owned by the Party, if any, who acquires the Excluded Property for its own use and benefit; and

(ii)	a Joint Venture Project shall be owned by the Joint Venture LLC, or to the extent not owned by the Joint Venture LLC, Transferred to, and owned by, the Joint Venture LLC upon the formation of the Joint Venture LLC.

(b)	Subject to 13.1, each Party will be entitled to use or exploit, and license to others for use or exploitation, without restriction and without accounting to the other Party, any and all Exploration Data and Records acquired or developed for the benefit of the Alliance during the Project Generation Phase and any Alliance IP.

(c)	No Party will acquire any ownership interest or other interest (including any licenses) in the other Parties’ Background IP or other Intellectual Property (except for Alliance IP), and for certainty, neither BHP nor any of its Affiliates will acquire any interest of any nature in the Typhoon IP.

(d)	Any improvements to a Party’s Background IP resulting from the activities of the Alliance will be owned by that Party.

(e)	The Typhoon IP and any improvements to the Typhoon IP will be exclusively owned at all times by Ivanhoe.

(f)	If one of the Parties becomes the owner of an Excluded Property, such Party will not be subject to the restrictions in subclause 13.1 with respect to confidential information relating primarily to the Excluded Property.

(g)	Each Party:

(i)	agrees to assign and does hereby assign and will cause its Affiliates to assign; and

(ii)	will ensure that it includes a provision in contracts with any relevant employee or independent contractor of a Party or its Affiliates to allow the Party to assign,

to the other Party such title, right and interest in and to any and all Exploration Data and Records acquired or developed for the benefit of the Alliance during the Project Generation Phase and any Alliance IP, as are necessary to vest ownership of same in such other Party as contemplated by the provisions of subclause 13.3(a). Each Party shall execute such documents, render all necessary assistance as the other Party (or its Affiliates) may reasonably request, at the other Party’s expense, to obtain, prosecute, perfect, maintain the rights in and to such other Party’s interest in such Exploration Data and Record or Alliance IP.

14.	TAXES

14.1	Refundable Taxes

Any tax credit or refundable Tax that may arise in favour of the Operator due to Expenditures during the Project Generation Phase will be retained by the Operator Company to be subsequently used by the Operator Company or Operator in accordance with this Agreement. For this purpose, the Operator will take all commercially reasonable efforts to seek reimbursements from the relevant Governmental Authority as soon as practicable.

14.2	No Gross Up

All amounts and Expenditures to be funded, paid or incurred by BHP as described in this Agreement are inclusive of any Tax incurred by Operator in funding a Work Program and Budget and no tax gross up will be made.

14.3	Tax Law Compliance

The Ivanhoe Parties will cause each Area of Interest LLC and Joint Venture LLC to comply at all times in all material respects with all Laws respecting Taxes that are applicable to such entities, and will cause each such entity to comply with the relevant Tax Partnership Agreement.

14.4	Certain Tax Matters

Despite being single member limited liability companies for applicable corporate and commercial law purposes, the Parties agree that each Area of Interest LLC shall be treated for applicable income tax purposes as a partnership with BHP and Ivanhoe as 50:50 partners, which tax partnership shall be governed by the provisions of the Tax Partnership Agreement. The Tax Partnership Agreement shall set forth the Parties’ agreement on certain Tax matters with respect to the Area of Interest LLCs including, without limitation, the maintenance of capital accounts, allocations of profit, gain and loss, and the conduct of each Area of Interest LLC’s partnership representative. The Parties will work together in good faith to ensure the necessary tax filings are made to this effect.

15.	DISPUTE RESOLUTION

15.1	Corporate Process

Other than matters subject to the Deadlock resolution in subclause 7.3 which shall be addressed in accordance with subclause 7.3, either Party may provide the other Party with written notice of a dispute (“Dispute Notice”) indicating that there is a dispute to be resolved according to this subclause 15.1. Following delivery of a Dispute Notice, the Parties agree that they will take the dispute to successively higher levels of the Parties’ management up to and including the President and CEO of Ivanhoe and Vice President Metals Exploration of BHP. If there is no resolution of the dispute within thirty (30) days of the Dispute Notice, then either Party may refer the matter to arbitration under subclause 15.2. The arbitration will not be deemed to have commenced until one of the Parties is duly served with a Demand for Arbitration as provided under subclause 15.2.

15.2	Arbitration

(a)	The Parties shall not refer a dispute to arbitration under this subclause 15.2 unless the Parties have first complied with subclause 15.1 and may not refer a matter to arbitration that is addressed in subclause 7.3.

(b)	Except as otherwise provided in subclause 15.3, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, performance, effect, interpretation, breach or termination not resolved pursuant to subclause 15.1, will be referred to and finally resolved by arbitration and such arbitration procedure will be strictly conducted in conformance with the Commercial Arbitration Rules published by the American Arbitration Association (“AAA”) in effect on the date the request for Arbitration (“Demand for Arbitration”) is made (the “AAA Rules”), except as such rules may be modified herein or by mutual written agreement of the Parties. All arbitrators involved in the arbitration will be AAA qualified and will be provided for selection by AAA. Any final award shall be entered and enforced consistent with the AAA Rules.

(c)	BHP on the one hand or Ivanhoe and Operator Company on the other hand, either separately or together with the other Party, may initiate arbitration proceedings pursuant to subclause 15.2 by sending a Demand for Arbitration pursuant to the AAA Rules to all other Parties to this Agreement and to the AAA. The arbitration will commence when the recipient Party receives such Demand for Arbitration.

(d)	The place of arbitration will be Phoenix, Arizona. The language of arbitration will be English. Any arbitration to be held under this Agreement will be heard by one arbitrator, appointed by mutual agreement of the Parties or failing agreement between the Parties within thirty (30) days of the receipt of a Demand for Arbitration the arbitrator will be selected by the AAA.

(e)	The award of the arbitrator shall be final and binding. In the event a Party seeks confirmation of an award, or if there is a failure to abide by any award, any Party may seek any remedy at law or equity for failure to comply with the award, but in no event shall the award be reviewed de novo.

(f)	The Parties agree that any dispute, controversy or claim involving any Third Party may (with that party’s consent), upon a request to the arbitrator by one of the Parties pursuant to the AAA Rules, be consolidated with any dispute, controversy or claim herein.

(g)	Unless otherwise provided for, the Parties agree that the arbitration will be confidential.

15.3	Equitable Remedies

(a)	The provisions in this clause 15 do not preclude either Party from applying for any preliminary or injunctive remedies available from a court of competent jurisdiction.

(b)	Without limiting the remedies available for a breach of any other provision of this Agreement, each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of clause 6 (Joint Venture Phase), clause 12 (Transfer of Interest), clause 13 (Confidentiality and Intellectual Property), and clause 18 (Representations, Warranties and Covenants Relating to Compliance) would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy, and (b) if a breach or a threatened breach by such Party of any such obligations occurs, the other Party hereto will, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, or prove actual damages or that monetary damages will not afford an adequate remedy. Each Party to this Agreement agrees that such Party shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, with respect to the clause 6 (Joint Venture Phase), clause 12 (Transfer of Interest), clause 13 (Confidentiality and Intellectual Property), and clause 18 (Representations, Warranties and Covenants Relating to Compliance), consistent with the terms of this subclause 15.3(b).

16.	TERMINATION

16.1	Termination of Agreement

(a)	Termination by BHP. This Agreement may be terminated at any time by BHP by written notice to Ivanhoe Parties:

(i)	if any representation or warranty of Ivanhoe Parties under this Agreement is inaccurate in any material respect as at the date hereof and such inaccuracy is not remedied within a period of sixty (60) days following the delivery by BHP to Ivanhoe Parties of written notice of such inaccuracy, or such longer period of time as BHP may determine acting reasonably, having regard to the inaccuracy;

(ii)	if any of the Ivanhoe Parties is in material breach or default of a covenant or obligation under this Agreement, except with respect to clause 18 or in circumstances where a breach or default by Ivanhoe Parties is the result solely of the failure of the BHP representatives on the Alliance Management Committee to provide the necessary approval for the Ivanhoe Parties to carry out its covenants or obligations under this Agreement, and such breach or default is not remedied within a period of sixty (60) days following the delivery by BHP to Ivanhoe Parties of written notice of such breach or default, or such longer period of time as BHP may determine acting reasonably, having regard to the material breach or default of a covenant or obligation;

(iii)	in accordance with subclause 18.8(b)(iii) (Compliance);

(iv)	if a Force Majeure impedes Ivanhoe Parties from meeting its obligations related to Operations for a period of twelve (12) consecutive months;

(v)	after the BHP Funding Commitment has been advanced in full;

(vi)	if there is a Change of Control of Ivanhoe where Control of Ivanhoe is acquired by a Sanctioned Person;

(vii)	in accordance with subclauses 7.3(b)(ii) (Work Program and Budget Deadlock) or subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws, human rights and other business conduct matters, HSEC Performance Deadlock); or

(viii)	if an Insolvency Event occurs with respect to any of the Ivanhoe Parties.

(b)	Termination by Ivanhoe. This Agreement may be terminated at any time by Ivanhoe by written notice to BHP:

(i)	if any representation or warranty of BHP under this Agreement is untrue or inaccurate in any material respect as at the date hereof and such inaccuracy is not remedied within a period of sixty (60) days following the delivery by Ivanhoe to BHP of written notice of such inaccuracy, or such longer period of time as Ivanhoe may determine acting reasonably having regard to the inaccuracy;

(ii)	if BHP is in material breach or default of a covenant or obligation under this Agreement, including any failure of BHP to advance the BHP Funding Commitment as and when required hereunder, but excepting in circumstances where a breach or default by BHP is the result solely of the failure of the Ivanhoe representatives on the Alliance Management Committee to provide the necessary approval for BHP to carry out its covenants or obligations in this Agreement, and such breach, default or failure is not remedied within a period of sixty (60) days following the delivery by Ivanhoe to BHP of written notice of such breach, default or failure, or such longer period of time as Ivanhoe acting reasonably, having regard to the material breach or default of a covenant or obligation;

(iii)	if a Force Majeure impedes Ivanhoe Parties from meeting its obligations related to Operations for a period of twelve (12) consecutive months;

(iv)	after the BHP Funding Commitment has been advanced in full to the Operator and has been fully expended on Expenditures;

(v)	if there is a Change of Control of BHP where Control of BHP is acquired by a Sanctioned Person;

(vi)	in accordance with subclauses 7.3(b)(ii) (Work Program and Budget Deadlock) or subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws, human rights and other business conduct matters, HSEC Performance Deadlock); or

(vii)	if an Insolvency Event occurs with respect to BHP.

(c)	This Agreement may be terminated at any time upon the mutual written agreement of BHP and Ivanhoe.

(d)	This Agreement shall terminate automatically upon the expiry of the Term.

(e)	Upon the termination of this Agreement each of Ivanhoe Parties and BHP releases the other from all obligations, liabilities, claims and demands under, in relation to or in connection with this Agreement, except for those which arose or accrued or were accruing on or before the date of termination and those that accrued after the date of the termination in connection with any provisions of this Agreement that survive termination.

16.2	Post Termination Cooling-Off in Areas of Interest

(a)	Breach By Ivanhoe and Cooling-Off Period. If this Agreement is terminated by BHP in accordance with subclauses:

(i)	16.1(a)(i) (Reps and Warranties),

(ii)	16.1(a)(ii) (Covenants),

(iii)	16.1(a)(iii) (Compliance),

(iv)	16.1(a)(vi) (Ivanhoe Controlled by Sanctioned Person), or

(v)	16.1(a)(viii) (Ivanhoe Parties Insolvency),

then none of the Ivanhoe Parties nor any Affiliate may pursue or acquire, directly or indirectly, any exploration opportunity, Mineral Rights or project in the Areas of Interest (excluding for purposes of this subclause 16.2(a) any Joint Venture Project or Rejected Project within an Area of Interest) for a period of one (1) year following such termination. If the Ivanhoe Parties or any Affiliate in breach of this subclause 16.2(a) pursues and acquires any exploration opportunity, Mineral Rights or project in violation of this provision, BHP will have the right to require the Ivanhoe Parties or their Affiliates to assign such interests and ownership to BHP, to an Affiliate of BHP or to a Third Party, each as may be designated by BHP in its sole discretion forthwith upon such acquisition for consideration of $10.00. The foregoing remedy does not affect or preclude any other remedies that BHP may be entitled to.

(b)	Breach by BHP and Cooling-Off Period. If this Agreement is terminated by Ivanhoe in accordance with subclauses:

(i)	16.1(b)(i) (Reps and Warranties),

(ii)	16.1(b)(ii) (Covenants),

(iii)	16.1(b)(v) (BHP Controlled by Sanctioned Person), or

(iv)	16.1(b)(vii) (BHP Insolvency),

then none of BHP nor any Affiliate may pursue or acquire, directly or indirectly, any exploration opportunity, Mineral Rights or project in the Areas of Interest (excluding for purposes of this subclause 16.2(b) any Joint Venture Project or Rejected Project within an Area of Interest) for a period of one (1) year following such termination. If BHP or any of its Affiliates, in breach of this subclause 16.2(b), pursues and acquires any exploration opportunity, Mineral Right or project in violation of this provision, Ivanhoe will have the right to require BHP or its Affiliates to assign such interests and ownership to Ivanhoe, to an Affiliate of Ivanhoe or to a Third Party, each as may be designated by Ivanhoe in its sole discretion forthwith upon such acquisition for consideration of $10.00. The foregoing remedy does not affect or preclude any other remedies that Ivanhoe may be entitled to.

(c)	General Cooling-Off Post Termination. If this Agreement is terminated in circumstances other than those specified in clauses 16.2(a) or (b), except for a termination by BHP in accordance with subclause 16.1(a)(vii) (Deadlock) or by Ivanhoe in accordance with subclause 16.1(b)(vi) (Deadlock) which are addressed in subclause 16.2(d), neither Party may pursue or acquire, directly or indirectly, any exploration opportunity, Mineral Rights or project in the Areas of Interest (excluding for purposes of this subclause 16.2(c) any Joint Venture Project or Rejected Project within an Area of Interest, or any Projects dealt with under clause 16.3,) for a period of one (1) year following such termination. If either Party or any of its Affiliates, in breach of this subclause 16.2(c), pursues and acquires any exploration opportunity, Mineral Right or project in violation of this provision, the non-breaching Party may elect to re-establish the Alliance with respect to such exploration opportunity, Mineral Right or project and thereafter the Alliance shall be deemed re-established on the same terms as this Agreement mutatis mutandis interests and ownership. For the avoidance of doubt, if the BHP Funding Commitment has previously been advanced in full, BHP and Ivanhoe shall each fund 50% of all Expenditures under the re-established Alliance.

(d)	Cooling-Off following a Deadlock Termination. If this Agreement is terminated by BHP in accordance with subclause 16.1(a)(vii) (Deadlock) or by Ivanhoe in accordance with subclause 16.1(b)(vi) (Deadlock) in each case with respect to subclause 7.3(b)(ii) (Work Program and Budget Deadlock), then there shall be no restriction on either Party pursuing or acquiring, directly or indirectly, any exploration opportunity, Mineral Rights or project in the Areas of Interest. If, however, this Agreement is terminated by BHP in accordance with subclause 16.1(a)(vii) (Deadlock) or by Ivanhoe in accordance with subclause 16.1(b)(vi) (Deadlock) in each case with respect to subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws human rights and other business conduct matters, HSEC Performance Deadlock) then the restrictions in subclause 16.2(a) shall apply to the Ivanhoe Parties and their Affiliates.

16.3	Effect of Termination on Projects

(a)	Acquisition by BHP As Non-Breaching Party. If this Agreement is terminated by BHP in accordance with subclauses:

(i)	16.1(a)(i) (Reps and Warranties),

(ii)	16.1(a)(ii) (Covenants),

(iii)	16.1(a)(iii) (Compliance) but excluding a termination based on a breach of subclauses 18.5 or 18.7,

(iv)	16.1(a)(vi) (Ivanhoe Controlled by Sanctioned Person), or

(v)	16.1(a)(viii) (Ivanhoe Parties Insolvency),

then BHP has the right exercisable for a period of 90 days after termination of this Agreement, to require Ivanhoe Parties or the relevant Area of Interest LLC to, subject to any applicable regulatory approval, transfer and deliver to, and quitclaim any interest they may have in each Project then existing in the Alliance, in favour of BHP, or an Affiliate of BHP, each as may be designated by BHP in its sole discretion, who will be entitled to the entire right, title and interest in such Project solely for its own use and benefit for consideration payable by BHP to Ivanhoe equal to 0.5 times the expenditures made on behalf of the Alliance on the Project. Such consideration may be set off against any amounts owing by Ivanhoe Parties to BHP.

(b)	Earn-in by BHP As Breaching Party. If this Agreement is terminated by Ivanhoe in accordance with subclauses:

(i)	16.1(b)(i) (Reps and Warranties),

(ii)	16.1(b)(ii) (Covenants),

(iii)	16.1(b)(v) (BHP Controlled by Sanctioned Person), or

(iv)	16.1(b)(vii) (BHP Insolvency),

then BHP has the right exercisable for a period of 90 days after termination of this Agreement, to either:

(v)	pay to Ivanhoe the balance of the BHP Funding Commitment not already advanced to the Operator and acquire (by a Transfer of equity interests by Ivanhoe Parties) a 50% interest in one or more Area of Interest LLCs as nominated by BHP for no further consideration; or

(vi)	not pay to Ivanhoe the balance of the BHP Funding Commitment not already advanced to the Operator and acquire (by a Transfer of equity interests by Ivanhoe Parties) an earned interest in one or more Area of Interest LLCs as nominated by BHP with such earned interest being that fraction of 50% which is in proportion to the amount of the BHP Funding Commitment already advanced compared to the full BHP Funding Commitment, for no further consideration. As an example, if BHP has advanced $6,000,000 of the BHP Funding Commitment to the Operator, then BHP shall be entitled to acquire an earned 40% interest in the 50% interest of each Area of Interest LLC (or in other words a 20% interest in each Area of Interest LLC).

(c)	Projects Remaining with Operator Company/Area of Interest LLC. If a Party does not exercise its right in subclause 16.3 in respect of any Projects, then the Project shall remain with the Operator Company or the relevant Area of Interest LLC.

(d)	BHP Back-In Right following Deadlock Termination. If this Agreement is terminated by:

(i)	BHP in accordance with subclause 16.1(a)(vii) (Deadlock) with respect to subclause 7.3(b)(ii) (Work Program and Budget Deadlock);

(ii)	BHP in accordance with subclause 16.1(a)(vii) (Deadlock) with respect to subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws human rights and other business conduct matters, HSEC Performance Deadlock); or

(iii)	Ivanhoe in accordance with subclause 16.1(b)(vi) (Deadlock) with respect to subclause 7.3(c) (Anti-Bribery Laws, Sanction Laws, AML/CTF Laws human rights and other business conduct matters, HSEC Performance Deadlock), then the BHP Back-In Right shall apply to any and all Projects remaining in the Alliance on the date of termination of this Agreement.

(e)	Other Termination Provisions. If this Agreement is terminated in circumstances other than those specified in clauses 16.3(a), (b), (d)(i) or (d)(ii), the following will apply:

(i)	BHP shall have the right to form one or more Joint Ventures with respect to any one or more Projects or Rights held for the benefit of the Alliance, by providing written notice to Ivanhoe within thirty (30) Business Days following the termination of the Agreement and upon receipt of such written notice one or more Joint Ventures will exist where BHP owns 50% and Ivanhoe owns 50%; and

(ii)	for each other Project which does not become a Joint Venture Project under subclause 16.3(e)(i), the Operator Company or the relevant Area of Interest LLC will retain ownership of that Project and BHP and its Affiliates will no longer have any rights or interest in such Project except for the BHP Back-In Right that shall apply to any and all such Projects.

(f)	Exercise of a BHP Back-In Right. At any time during the Back-In Period, BHP may request, and Ivanhoe Parties shall provide within thirty (30) days of such request, a detailed written report of all Operations carried out and all Expenditures to date on a Project subject to the BHP Back-In Right, intended future work program and budget with respect thereto and such other information reasonably requested related to the Project to enable BHP to complete due diligence. BHP shall have sixty (60) days from the date of receipt of a complete, accurate and detailed report referred to above, to notify Ivanhoe Parties in writing that it elects, subject to any applicable regulatory approval, to exercise its BHP Back-In Right with respect to such Project. Within fifteen (15) days of electing to exercise its BHP Back-In Right or such longer period of time required to comply with any applicable regulatory approval process, BHP shall make a cash payment to Ivanhoe Parties in an amount equal to 50% of the Expenditures made by Ivanhoe Parties on the relevant Project from the date of termination of this Agreement to the date of BHP’s notice of election to exercise the BHP Back-In Right. Upon exercise of the BHP Back-In Right including payment to Ivanhoe Parties, the Project identified in such written notice shall become a Joint Venture Project and a Joint Venture will exist where BHP owns 50% and Ivanhoe owns 50%. If a Joint Venture is formed in accordance with this subclause 16.3(f) then the provisions of subclauses 6.3 to 6.5 will apply mutatis mutandis each time BHP exercises its BHP Back-In Right.

16.4	No Effect on Termination

(a)	Termination of this Agreement will not affect any Joint Venture, any Joint Venture Documents or the BHP Back-In Rights. For greater certainty, any provisions of this Agreement required to govern:

(i)	the Joint Venture until the Joint Venture Documents have been entered into shall survive termination of this Agreement and remain in full force and effect until replaced by the Joint Venture Documents; and

(ii)	the BHP Back-In Right shall survive termination of this Agreement and remain in full force and effect until the Back-In Period, if applicable, expires without the exercise of a BHP Back-In Right.

(b)	Notwithstanding the termination of this Agreement, the provisions of subclause 4.2(a)(vi) and clauses 13, 14.4, 16 and 19 will survive termination and remain in full force and effect.

(c)	If Ivanhoe terminates the Agreement in accordance with subclause 16.1(b)(iv), Ivanhoe Parties hereby covenant to deliver to BHP within fourteen (14) days after termination, all relevant Exploration Data and Records regarding the Expenditures using the full BHP Funding Commitment, including all reports and other reporting obligations contemplated under subclause 8.2.

17.	FORCE MAJEURE AND DEFAULT

17.1	Force Majeure

(a)	No Party will be liable to any other Party and no Party will be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements when such performance is directly prevented as a consequence of an event of Force Majeure, and if a Party notifies the other Parties of an event of Force Majeure, the performance of its obligations will be suspended and the time for performance of such obligations will be extended for a period equivalent to the total period from the time the notice of Force Majeure is delivered until the event of Force Majeure is remedied or completed (subject to subclause 17.1(b)). For the purposes of this Agreement, “Force Majeure” means any event or circumstance, or a combination of events and circumstances:

(i)	that causes or results in the prevention or delay of a Party from performing any of its obligations in this Agreement;

(ii)	which is beyond the reasonable control of that Party; and

(iii)	which could not, or the effects of that event or circumstance could not, have been prevented or delayed, overcome or remedied by the relevant Party acting commercially reasonably, including:

(A)	acts of war (whether war be declared or not), public disorders, insurrection, rebellion, revolution, terrorist acts, sabotage, riots or violent demonstrations;

(B)	civil disobedience caused by Indigenous Groups, environmental lobbyists, NGO’s or local community groups or other Persons;

(C)	injunctions imposed by any Governmental Authority except if caused by a breach of the Law or a court order;

(D)	explosions, fires or floods not caused by or attributable to a Party;

(E)	floods, earthquakes, hurricanes or other natural calamities or acts of God;

(F)	travel and access restrictions imposed by any Governmental Authority or other Third Parties, or other delays caused by endemics, epidemics or pandemics;

(G)	pandemics, endemics, epidemics or any outbreak of any viral or other disease (except for the current effects of COVID-19 but which will not except any escalation in the current effects of COVID-19 or any increase in Governmental Authority restrictions regarding COVID-19);

(H)	denial of access to the Mineral Rights by any surface-landowner or occupant in the area where the Mineral Rights are located;

(I)	strike or lockout or other industrial labour action or disruption (including unlawful but excluding lawful strikes or lockouts or other industrial labour action) which:

(I)	have national, regional, provincial or state-wide application,

(II)	directly affect the performance of the obligations under this Agreement, and

(III)	lasts for more than seven consecutive days,

(J)	any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority, its employees or agents including the denial of or delay in granting any land tenure, concession, authorization, licence, permit, lease, consent, approval or right which denial or delay will imply a material adverse effect on the activities contemplated under this Agreement, upon due application and diligent effort by the Party to obtain same, or the failure once granted to remain (without justifiable cause) in full force and effect or to be renewed on substantially similar terms;

(K)	discovery of artefacts or archaeological ruins or any historic heritage that effectively prohibit exploration activities from starting or continuing under applicable Law; and

(L)	injunctions not caused by any breach of this Agreement by any Party whether of the kind enumerated above or whether foreseen, foreseeable or otherwise unforeseeable.

(b)	So far as possible, the Party affected will make all reasonable commercial efforts to remedy the delay caused by the events referred to above as soon as practicable and at the cost of the Operator Company on behalf of the Alliance as approved by the Alliance Management Committee, provided, however, that nothing contained in this subclause 17.1 will require any Party to settle any industrial dispute, to test the constitutionality of any Law or to expend any of its own monies in order to seek to remedy a Force Majeure. For greater certainty, all costs incurred in seeking to remedy a Force Majeure shall be paid for by the Operator Company on behalf of the Alliance as approved by the Alliance Management Committee.

(c)	A lack of funds will not be considered an event of Force Majeure, and the payment of monies from one Party to the other Party will be deemed to be within the reasonable control of the Party who is to pay and the lack of funds for any such payment will not be considered an event of Force Majeure.

(d)	The Party suffering Force Majeure will notify the other Parties in writing of the expected period during which the Force Majeure is expected to persist.

18.	REPRESENTATIONS, WARRANTIES AND COVENANTS RELATING TO COMPLIANCE

18.1	Not to Offer Anything of Value

(a)	The Parties represent, warrant, covenant and agree that neither Party, nor any of their Affiliates or their respective directors, secretaries, officers, employees, nor to their knowledge, any Subcontractor, agent, representative, or other person or entity acting on such Party’s behalf, has (directly or indirectly) authorised, offered, promised or given, or will authorise, offer, promise or give, any money, benefit, advantage or thing of value (including a facilitation payment) to:

(i)	any Governmental Authority, Political Party or Indigenous Group, in order to obtain or maintain business or to influence or reward official action or inaction relating to either, or both, the Parties or this Agreement;

(ii)	any Close Family Member of any Governmental Authority, Political Party or Indigenous Group, in order to obtain or maintain business or to influence or reward action by or at the behest of such Governmental Authority, Political Party or Indigenous Group relating to the Parties or this Agreement;

(iii)	any person (whether or not a Governmental Authority, Political Party or Indigenous Group) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) in relation to either, or both, the Parties or this Agreement, to reward the person for acting improperly or in circumstances where the recipient would be acting improperly by receiving the thing of value; or

(iv)	any other person while knowing, or while he or she ought reasonably to have known, that all or any portion of the money or other thing of value that was authorised, offered, promised or given or will be offered, promised or given to:

(A)	a Governmental Authority or Political Party in order to obtain or maintain business or to influence or reward official action relating to either, or both, the Parties or this Agreement; or

(B)	any person, including an Indigenous Group, in order to influence or reward such person for acting improperly.

(b)	Each of the Parties represents, warrants, covenants and agrees that there are no voluntary or mandatory disclosures, claims, investigations or other proceedings in progress or, to their knowledge, pending or threatened against it or its directors, secretaries, officers, employees, or to their knowledge, any Subcontractor, agent, representative, or other person or entity acting on such Party’s behalf relating to a breach of any Anti-Bribery Laws in connection with this Agreement or its contemplated activities.

(c)	Each of Ivanhoe Parties and BHP will promptly notify the other, and in any event within five (5) Business Days:

(i)	of any request or demand for any payment, gift or other advantage that violates any Anti-Bribery Laws received by Ivanhoe Parties or BHP, or any of their respective Affiliates or their Personnel, and/or Third Parties, agents or representatives acting on its behalf in relation to Ivanhoe Parties or BHP or this Agreement, in each case only in relation to the activities contemplated under this Agreement; or

(ii)	of any suspected violation of Anti-Bribery Laws, Sanctions Laws and/or AML/CTF Laws by Ivanhoe Parties or BHP, or any of their respective Affiliates, Personnel, and/or Third Parties, agents or representatives acting on its behalf, in each case only in relation to the activities contemplated under this Agreement;

(d)	Ivanhoe Parties will inform BHP of all payments made to Indigenous Groups by Operator Company with respect to matters within an Area of Interest:

(i)	that are not included in the Work Programs and Budgets; and

(ii)	in the reports submitted periodically to the Alliance Management Committee according to subclause 8.2, in the case of payments made that have been included in the Work Programs and Budgets. The payments shall be informed in a separate line item within the reports together with an explanation of why they were not included in the Work Program and Budget.

(e)	Neither BHP nor Ivanhoe Parties shall make or agree to make any charitable or political donations (including to a Political Party), contributions or similar on behalf of or in relation to the Alliance, the Areas of Interest or otherwise in connection with this Agreement, unless expressly provided for in an approved Work Program and Budget or with the prior written consent of the other Party.

18.2	Acceptance of Gifts and other Advantages

Each Party must ensure that neither it, nor any of its Affiliates nor their respective directors, secretaries, officers, employees and, to their knowledge, any Subcontractors, representatives or agents will offer, promise, provide, solicit, receive or agree to accept any thing of value including any payment, gift, benefit, or other advantage that violates any applicable Anti-Bribery Laws in relation to such Party or in relation to this Agreement.

18.3	Beneficial Ownership

(a)	Save for any ownership interest in respect of shares listed on a recognised stock exchange and save for the share ownership interests of Saudi Arabian Mining Company Ma’aden held in the joint venture entity in respect of its joint venture with Ivanhoe, each Party represents and warrants that:

(i)	neither it, nor its Affiliates nor any other entity in which such Party has an ownership interest is directly or indirectly owned or controlled, in whole or in part, by any Governmental Authority or Political Party in a position to take or influence official action for or against the Parties whether collectively or individually; and

(ii)	no officer, director or employee of each Party is, or currently expects to become, such a Governmental Authority or Political Party during the term of this Agreement.

(b)	Each Party will notify the other Party promptly and in any event within five (5) Business Days, upon becoming aware that any of the first Party’s officers, directors or employees becomes, or expects to become, a Governmental Authority or Political Party in a position to take or influence official action for or against it in connection with this Agreement and its contemplated activities.

18.4	Compliance policies and procedures and Maintaining Accurate Books and Records

(a)	Ivanhoe Parties will for the purposes of this Agreement and their contemplated activities implement and maintain appropriate, risk-proportionate policies, controls and procedures which are effective to promote and achieve compliance by it and its respective directors, secretaries, officers, employees, Subcontractors, representatives and agents with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws.

(b)	Ivanhoe Parties will keep and maintain:

(i)	accurate and reasonably detailed books and financial records in connection with its performance under, and payments made pursuant to or in connection with this Agreement; and

(ii)	internal accounting, financial, and compliance controls to ensure that any payments made pursuant to or in connection with this Agreement, or transactions which relate to this Agreement or the performance of it, are properly, accurately and completely recorded in the relevant books and financial records and are not in violation of Anti-Bribery Laws.

(c)	Each Party will promptly respond in reasonable detail to any request by the other Party for information or documentation relating to the first-mentioned Party’s compliance with its obligations under this clause 18.

18.5	Subcontractors

(a)	Ivanhoe Parties must:

(i)	prior to appointing or engaging any Subcontractor, conduct appropriate, risk-proportionate due diligence including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost and in compliance with all relevant Laws (including Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws); and

(ii)	(without limiting subclause 8.6(b)) include in its contracts with Subcontractors provisions that: require such Subcontractors to comply with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws; entitle Ivanhoe Parties to obtain information and/or documents from such Subcontractors to verify the Subcontractor’s compliance with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws; and require such Subcontractors to impose, on their subcontractors of any tier, substantially similar compliance obligations and information rights in favour of Ivanhoe Parties.

18.6	Sanctions

Each Party represents, warrants, covenants and agrees that:

(a)	it and its respective directors, secretaries, officers and employees are not a Sanctioned Person;

(b)	it will not take any actions that causes it to become a Sanctioned Person, but if it becomes or expects to become a Sanctioned Person then it will promptly notify the other Party;

(c)	there are no voluntary or mandatory disclosure or current or, to their knowledge, threatened or pending investigations, inquiries or enforcement actions against it relating to any actual or alleged violation or potential violation of any Sanctions Laws;

(d)	it is in material compliance with all applicable Sanctions Laws; and

(e)	it will in connection with this Agreement and its contemplated activities comply with the Sanctions Laws.

18.7	Ivanhoe Parties Compliance Training

(a)	Ivanhoe Parties will cause its Personnel engaged or participating in the activities contemplated by this Agreement to complete periodic training on compliance with Anti-Bribery Laws, Sanctions Laws and AML/CTF Laws.

(b)	Ivanhoe Parties will appoint an appropriate member of their Personnel to meet annually (at a mutually convenient time) with a representative of BHP´s compliance function to discuss and share information related to Ivanhoe Parties and their Affiliates’ activities carried out to comply with the obligations in this clause 18.

18.8	Breach of Compliance Requirements

(a)	If:

(i)	a breach of this clause 18 occurs; or

(ii)	notice is given pursuant to subclause 18.3(b),

(b)	then BHP may (without prejudice to any other rights that it might have):

(i)	provide written notice to Ivanhoe Parties of the matter contemplated in subclause 18.8(a);

(ii)	suspend its obligations under this Agreement for a period of sixty (60) days in order to permit Ivanhoe Parties the opportunity to cure the breach or matter; and

(iii)	if the matter with respect to:

(A)	a notice given pursuant to subclause 18.3(b) is not cured within such 60-day period to the satisfaction of BHP; or

(B)	a breach of clause 18 is a material breach and is not cured within such 60-day period to the satisfaction of BHP,

terminate this Agreement, in which event, BHP will not be obliged to pay, reimburse or indemnify Ivanhoe Parties for any liability or cost connected with the breach of this clause 18.

(c)	Each Party must notify the other Party promptly upon becoming aware of any breach, imminent breach or suspected breach of this clause 18 by it, its Subcontractors, or any of their Personnel.

18.9	Anti-competitive Behaviour

(a)	Each Party represents, warrants, covenants and agrees that, as at the Commencement Date and on each subsequent occasion that it performs obligations under this Agreement, it has not engaged in any Anti-competitive Behaviour in relation to the potential or actual terms and conditions of this Agreement or in carrying out activities pursuant to this Agreement.

(b)	The Parties will implement a ring-fencing protocol on terms reasonably acceptable to the Parties restricting or regulating the flow of competitively sensitive information if the Parties agree this is required by applicable competition laws. The Parties acknowledge that this protocol may require that an independent third party auditor be appointed to aggregate and audit competitively sensitive information and that the costs of such auditor will be considered an Expenditure.

18.10	Other

Nothing in this Agreement requires a Party to take any action or refrain from taking any action where doing so is or would be prohibited by, or subject to, penalty under any Anti-Bribery Laws, Sanctions Laws or AML/CTF Laws and no Party shall be held in violation of any covenant or obligation under this Agreement, or suffer any liability in connection therewith, where this clause applies.

19.	GENERAL

19.1	Notices

(a)	Any notice required or permitted to be given hereunder shall be given in writing and in English and shall be delivered:

(i)	in person;

(ii)	by registered mail; or

(iii)	by email,

to the address set out in the Agreement Specifics.

(b)	Each Party may notify each other Party, in writing, of alternative details to be used in notices.

(c)	A notice is regarded as being given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if posted, five (5) Business Days from and including the date of postage or fourteen (14) Business Days if posted from outside the country; or

(iii)	if emailed:

(A)	when the sender receives an automated message confirming delivery; or

(B)	twenty-four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

but if the delivery or receipt is on a day which is not a Business Day or is after 4:00 pm (addressee’s time), it is regarded as received at 9:00 am on the following Business Day.

(d)	A notice can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(e)	A notice by email must be sent in pdf or other format that is a scanned image of the original of the communication, including a handwritten signature and is attached to the email stating that the attachment is a notice under this Agreement.

19.2	No Partnership or Joint Venture

(a)	Notwithstanding any other terms of this Agreement, but subject to subclause 14.4 and each Tax Partnership Agreement, the Parties do not intend to create an association, legal partnership or co-investment and nothing contained in this Agreement constitutes either Party as the partner, agent or legal representative of the other Party or creates a fiduciary relationship between the Parties. Neither Party will have any authority to act for, or to assume any obligation or responsibility on behalf of the other Party except as otherwise expressly provided under this Agreement.

(b)	Nothing in this Agreement is intended to, or shall be construed as, granting BHP Control over Ivanhoe Parties or otherwise create any type of relationship that would entail that Ivanhoe becomes an Affiliate of BHP.

19.3	Entire Agreement

This Agreement and the Tax Partnership Agreement contains everything the Parties have agreed in relation to the subject matter of this Agreement and this Agreement supersedes any prior agreement or understanding on anything connected to the subject matter of this Agreement including the Exploration Alliance Term Sheet.

19.4	Enurement

The provisions of this Agreement enure for the benefit of and are binding on each Party and their respective successors and permitted assigns.

19.5	Severability

If any provision of this Agreement is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this Agreement.

19.6	Waiver

A waiver of any right, obligation, breach, power or remedy under this Agreement must be in writing signed by the Party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

19.7	Amendment

No modification, variation or amendment of this Agreement is of any force unless it is in writing and has been signed by each of the Parties.

19.8	Applicable Law

Except for matters of title to Mineral Rights and property rights, or their Transfer which will be governed by the laws of the relevant State and federal laws of the United States as applicable, this Agreement is governed by and must be construed in accordance with the Governing Law without giving effect to the conflict of laws principles.

19.9	Further Assurances

Each Party must execute all documents and do all things reasonably necessary or desirable to give full effect to this Agreement and any matter or thing contemplated pursuant to this Agreement.

19.10	Cumulative Remedies.

All rights and remedies provided in this Agreement are cumulative and not exclusive, and are in addition to and without prejudice to any other rights or remedies available at law, in equity, by statute or otherwise, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute.

19.11	Costs

Each Party must bear its own costs for the preparation, execution, delivery and performance of this Agreement.

19.12	Counterparts and Facsimile Signature

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed and transmitted by facsimile, pdf or electronic transmission and if so transmitted this Agreement shall be for all purposes as effective as if the Parties had delivered an executed original of this Agreement.

[REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BHP MINERAL RESOURCES INC.

By:	/s/ Sonia Scarselli
	Name:	Sonia Scarselli
	Title:	Director

IVANHOE ELECTRIC INC.

By:	/s/ Taylor Melvin
	Name:	Taylor Melvin
	Title:	President and Chief Executive Officer

SAND HILL EXPLORATION INC.

By:	/s/ Cassandra Joseph
	Name:	Cassandra Joseph
	Title:	Director

[Execution Page for Exploration Alliance Agreement]

A-1

Schedule A - Joint Venture Terms

B-1

Schedule B - Form of Royalty Agreement

C-1

Schedule C – Ivanhoe Parties Representations and Warranties

D-1

Schedule D – BHP Representations and Warranties

E-1

Schedule E – Form of Pledge Agreement